Exhibit 10.43

AGREEMENT OF SALE AND PURCHASE

between and among

M-C HARSIMUS PARTNERS L.L.C.

and

COLUMBIA DEVELOPMENT COMPANY, L.L.C.,

together, as Seller

and

iSTAR HARBORSIDE LLC

as Purchaser

Dated: August 12, 2003

TABLE OF CONTENTS

INDEX OF DEFINED TERMS

8/9 Bifurcated Waterfront Permit	22
8/9 Transferee	4
8/9 Transferee Guaranty	44
Access Agreement	15
AFE	1
Affiliate	2
Agreement	1
Allocation Letter	10
Amended Financial Agreement	2
Amended Leases	24
Amendment to Ground Lease	24
Amendment to Sublease	24
Approvals	3
Approvals shall have been obtained	3
Authorities	3
Broker	54
Building	3
Business Day	3
Certificate as to Foreign Status	3,44
Certifying Person	3,11
City	3
Closing	3
Closing Date	3
Closing Statement	3,46
Closing Surviving Obligations	4
Code	4,11
Columbia	1
Columbia Documents	30
Columbia Interest	1
Confidentiality Agreement	4
Construction Agreements	4
Contractor	6
Contracts	32
Contribution Agreement	4
Contribution Amount	48
Control	2
CRA	4,26
CREA	4,26
Dedication	4,25
Delinquent	47
Delinquent Rental	4
Development Permit	22
Documents	4,13
Earnest Money Deposit	4,11
Effective Date	4
Entry Notice	12
Environmental Laws	4
Environmental Reports	32
Environmental Statutes	4
Escrow Agent	5
Escrowed Funds	55
Excluded Real Property	5
Existing Deed Notice	25
Existing Survey	5
Final Closing Statement	46
Financial Agreement	5
Financial Statements	6
GAAP	6
Governmental Regulations	6
Ground Lease	1
Harsimus	1
Harsimus Documents	28
Harsimus Interest	2
Hazardous Substances	6
Improvements	6
Initial Term Schwab Commissions	47
IRS	6
iStar	15
JCRA Approval	6
JMB Construction Contract	6
JMB Cooling Tower Contract	6
Leasing Commission Agreements	6
Legal Restraints	38
Licensee Parties	7,12
Licenses and Permits	7
LLC Assignment and Assumption	43
Losses	7,62
Material Taking	50
Memorial	25
MOA	25
Monetary Objections	7,20
NJDEP	7
Operating Expenses	7
Ordinance	7
Outside Closing Date	7,41
PECA	7
Permit Condition	22
Permitted Exceptions	7,19
Permitted Outside Parties	7,13
Permitted Transfers	7
Personal Property	7
PILOT Service Charge	48
Plaza IX	5
Plaza VIII	5
Plaza X Bifurcated Waterfront Permit	22
Post-Transfer AFE	22
Property	7
Property Management Agreement	42
Property Owner	1
Proration Items	8,46
Proration Time	46
Purchase Price	8,10
Purchaser	1
Purchaser Documents	36
Purchaser has actual knowledge	8
Purchaser's Affiliates	8
Purchaser's Costs	10
Purchaser's Information	8,15
Purchaser's Proposed Estoppel Certificate	38
Purchaser's Share of the Contribution Amount	48
PXLA	1
PXR	1
PXURA	1
Real Property	1
Redevelopment Agreement	8
References Exhibits and Schedules	9
Renewal Term Schwab Commissions	47
Rent Shortfall Credit	48
Rental	8,47
Representation Basket	36
Representation Cap	36
Retained Entity	1
Retained Interest	1
ROEA	26
Schedule of Insurance by Property Owner	31
Scheduled Closing Date	8
Schwab	1
Schwab Lease	1
Schwab Parties	12
Schwab Subleases	32
Schwab's Expansion Options	8
Seller	1
Seller Entity	1
Seller Related Parties	62
Seller's Affiliates	9
Seller's LLC Interest	1
Significant Portion	10
Sublease	1
Superfund Act	4
Survey	19
Tenant Notice Letters	42
Termination Surviving Obligations	9
Threshold Estoppel Certificate	38
Title Company	9
Title Defect	21
Title Policy	9
Title Report	9,19
To Columbia's Knowledge	9
To Harsimus' Knowledge	9
To Seller's Knowledge	9
Transfer Tax Forms	42
Treasury Regulations	9
Updated Deed Notice	9,25
Walkway Easement	27
Waterfront Walkway	27
Work Allowance Credit	63

        THIS AGREEMENT OF SALE AND PURCHASE (“Agreement”) is made this 12th day of August, 2003 between and among M-C HARSIMUS PARTNERS L.L.C., a limited liability company organized under the laws of the State of New Jersey having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 (“Harsimus”) and COLUMBIA DEVELOPMENT COMPANY, L.L.C., a limited liability company organized under the laws of the State of New Jersey having an address at 30 Montgomery Street, 15th Floor, Jersey City, New Jersey 07302 (“Columbia,” and together with Harsimus, “Seller;” Columbia and Harsimus are also sometimes referred to individually as a “Seller Entity” ) and iSTAR HARBORSIDE LLC, a limited liability company organized under the laws of the State of Delaware having an address at c/o iStar Financial, Inc., 1114 Avenue of the Americas, New York, New York 10036 (“Purchaser”)

R E C I T A L S:

        WHEREAS, as of the date hereof, Columbia and Harsimus are the sole members of, and together own one hundred percent (100%) of the beneficial ownership interest in, American Financial Exchange L.L.C., a limited liability company organized under the laws of the State of New Jersey (“AFE”);

        WHEREAS, AFE is (i) the owner of that certain parcel or parcels of real property described on the legal description attached hereto and made a part hereof as Schedule A, together with all of AFE’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to AFE’s right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface development rights and water rights (but not including the Excluded Real Property (as hereinafter defined)) (collectively, the “Real Property”), and (ii) the landlord under that certain Ground Lease dated as of October 6, 2000 (the “Ground Lease”), pursuant to which the Real Property is leased to Plaza X Urban Renewal Associates L.L.C., a limited liability company organized under the laws of the State of New Jersey (“PXURA”);

        WHEREAS, AFE is the sole member of, and owns one hundred percent (100%) of the interest in, Plaza X Realty L.L.C., a limited liability company organized under the laws of the State of New Jersey (“PXR”), and PXR is the sole member of, and owns one hundred percent (100%) of the interest in, PXURA;

        WHEREAS, PXURA constructed, and is the owner of, the Building (as hereinafter defined) constructed upon the Real Property and, as sublandlord, has further sublet the Real Property and the Building to Plaza X Leasing Associates L.L.C., a limited liability company organized under the laws of the State of New Jersey (“PXLA,” and together with PXURA, PXR and AFE, collectively or individually as the context may require, “Property Owner”), as subtenant, pursuant to that certain Lease dated as of October 6, 2000 (the “Sublease”);

        WHEREAS, PXR is the sole member of, and owns one hundred percent (100%) of the interest in, PXLA;

        WHEREAS, via its sole membership in, and one hundred percent (100%) ownership of, PXR, AFE indirectly owns all of both PXLA and PXURA;

        WHEREAS, PXLA, as sub-sublandlord, has entered into that certain Amended and Restated Lease dated as of December 29, 2000, as supplemented and amended, and as is more particularly described on Schedule 8.3(c)(i)-1 annexed hereto (collectively, the “Schwab Lease”), with Charles Schwab & Co., Inc. (“Schwab”), as sub-subtenant, for the entire rentable area of the Building, all as is more particularly set forth in the Schwab Lease;

        WHEREAS, contemporaneously with the Closing (as hereinafter defined), but sequentially prior to all other actions taken at the Closing, (i) Columbia, pursuant to an assignment and assumption agreement will assign, transfer and convey a 4% membership interest in and to AFE pursuant to an assignment and assumption agreement in substantially the form attached hereto as Exhibit 10.3(a) (the “Retained Interest”) to an entity entirely owned and controlled by certain owners of an indirect interest in Columbia (the “Retained Entity” ), and (ii) the Retained Entity will assign, transfer and convey the Retained Interest to Purchaser pursuant to an assignment and assumption agreement in substantially the form attached hereto as Exhibit 10.3(a) (collectively, the “Retained Interest Assignments”);

        WHEREAS, at Closing, (i) Harsimus will assign, transfer and convey to Purchaser its entire membership interest in AFE (the “Harsimus Interest”) and (ii) Columbia will assign, transfer and convey to Purchaser its entire membership interest in AFE (after the assignment, transfer and conveyance of the Retained Interest, the “Columbia Interest,” and together with the Harsimus Interest, sometimes referred to as “Seller’s LLC Interest”), all upon and subject to the terms and conditions set forth in this Agreement; and

        WHEREAS, Seller desires to sell, and Purchaser desires to purchase, Seller’s LLC Interest, all upon and subject to the terms and conditions set forth in this Agreement.

        NOW THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.........

DEFINITIONS

Section 1.1.......Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

        “Affiliate” means, with respect to any entity, any other individual or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity first mentioned, and the heirs, administrators, executors, personal or legal representatives and successors and assigns of any or all of the foregoing. With respect to any individual, such individual’s parents, spouse, direct lineal or adoptive descendants, descendants by marriage, and/or one more trusts created for the benefit of such individual or any such family members. “Control” (including the correlative meaning of the terms “controlled by” and “under the common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of an entity, whether through the ownership of voting securities, by contract or otherwise.

        “Amended Financial Agreement” means that certain amendment to the Financial Agreement (as hereinafter defined), entered into in accordance with the Ordinance (as hereinafter defined), between PXURA and the City (as hereinafter defined), which form of amendment is annexed hereto as Exhibit 1.1(a); provided, however, that such form may be modified to include any non-material changes requested by the City and such other matters as may be approved by both Purchaser and Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

        “Approvals” means the collective reference to the Ordinance (as hereinafter defined), the Amended Financial Agreement and the approval by the New Jersey Department of Community Affairs to the amended Certificate of PXURA, as annexed to the Amended Financial Agreement.

        “Approvals shall have been obtained” means the occurrence of the following: the Ordinance is obtained, the Amended Financial Agreement becomes effective, the approval by the New Jersey Department of Community Affairs to the amended Certificate of PXURA, as annexed to the Amended Financial Agreement, is obtained and the submission for filing with the Treasurer of the State of New Jersey of such amended Certificate of PXURA.

        “Authorities” means the various federal, state and local governmental and quasi-governmental bodies or agencies having jurisdiction over the Real Property and Improvements (as hereinafter defined), or any portion thereof.

        “Building” shall have the meaning ascribed to such term in the Schwab Lease.

        “Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

        “Certificate as to Foreign Status” has the meaning ascribed to such term in Section 10.3(d).

        “Certifying Person” has the meaning ascribed to such term in Section 4.3(a).

        “City” means the City of Jersey City.

        “Closing” means the consummation of the purchase and sale of the Seller’s LLC Interest contemplated by this Agreement, as provided for in Article X.

        “Closing Date” means the date on which the Closing of the transaction contemplated hereby actually occurs.

        “Closing Statement” has the meaning ascribed to such term in Section 10.4(a).

        “Closing Surviving Obligations” means the rights, liabilities, obligations, covenants, and agreements set forth in Sections 4.3, 5.3, 5.4, 7.2, 7.3, 7.4, 7.5, 7.6, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 10.4, 10.5, 10.6, 10.7, 11.1, 12.1, 15.1, 16.1, Article XIV, Article XVII, Section 18.2, Article XIX and Article XX, and any other provisions (including, without limitation, guaranties and indemnities) which pursuant to their terms survive the Closing hereunder.

        “Code” has the meaning ascribed to such term in Section 4.3.

        “Confidentiality Agreement” means that certain Confidentiality Agreement, dated October 2, 2002, between AFE and iStar Financial Inc.

        “Construction Agreements” means (i) the JMB Construction Contract and the JMB Cooling Tower Contract (as such terms are hereinafter defined), (ii) all other contracts and agreements entered into by PXURA or any other Property Owner in connection with the construction of the Building, including, without limitation, all written agreements, if any, with the architects (including architects’ drawings), contractors, subcontractors and product manufacturers that provided services and/or materials in connection with the construction of the Building, and (iii) any and all warranties or guarantees issued under or pursuant to the JMB Construction Contract and the JMB Cooling Tower Contract (such warranties or guarantees, collectively, the “Warranties”).

        “Contribution Agreement” means that certain Contribution Agreement dated November 15, 2000 between AFE and the City.

        “CRA” has the meaning ascribed to such term in Section 7.1(k).

        “CREA” has the meaning ascribed to such term in Section 7.1(j).

        “Dedication” has the meaning ascribed to such term in Section 7.1(f)(ii).

        “Delinquent Rental” has the meaning ascribed to such term in Section 10.4(b).

        “Documents” has the meaning ascribed to such term in Section 5.2(a).

        “Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.

        “Effective Date” means the date of this Agreement.

        “8/9 Transferee” means Plaza VIII & IX Associates L.L.C., a New Jersey limited liability company, the successor-in-interest to AFE to the fee title to the Excluded Real Property (as hereinafter defined).

        “Environmental Laws” means each and every federal, state, county and municipal statute, ordinance, rule, regulation, code, order, requirement, directive, binding written interpretation and binding written policy pertaining to Hazardous Substances (as hereinafter defined) issued by any Authorities and in effect as of the date of this Agreement which affects the Real Property or the Improvements (as hereinafter defined), or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, and as same have been amended, modified or supplemented from time to time prior to the Effective Date, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (the “Superfund Act”), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Water Act (33 U.S.C. § 1321 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.); the New Jersey Environmental Rights Act, N.J.S.A. 2A:35A-1 et seq.; the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1 et seq.; the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq.; the Hazardous Substances Discharge: Reports and Notices Act, N.J.S.A. 13:1K-15 et seq.; the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.; the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et seq. (collectively, the “Environmental Statutes”), and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the Environmental Statutes.

        “Escrow Agent” means First American Title Insurance Company, with an office at 633 Third Avenue, New York, New York 10017.

        “Excluded Real Property” means (i) those certain parcels of land adjacent to the Real Property and designated as Block 15, Lot 50 commonly referred to as Plaza VIII (“Plaza VIII”) and Plaza IX (“Plaza IX”) and that certain publicly accessible open space adjacent thereto and designated as Block 15, Lot 49 at the Harborside Financial Center, Jersey City, New Jersey, (ii) the portion of Block 15, Lot 18 described on Schedule A-1 attached hereto and (iii) all unutilized air and subsurface development rights, if any, set forth in the Licenses and Permits (as hereinafter defined) the Financial Agreement (as hereinafter defined), and the Redevelopment Agreement (as hereinafter defined); provided, however, if the Waterfront Development Permit is bifurcated prior to Closing in the manner set forth in Section 7.1(b)(ii) of this Agreement, then the term “Excluded Real Property” shall also include the 8/9 Bifurcated Waterfront Permit, and all of the rights and privileges granted therein. In no event shall “Excluded Real Property” include the development rights set forth in the Waterfront Development Permit which pertained to the development of the Building, which development rights are to be set forth in the Plaza X Bifurcated Waterfront Permit.

        “Existing Survey” means that certain survey of the Real Property November 23, 2002, updated as of June 24, 2003, prepared by John Zanetakos Associates, Inc.

        “Financial Agreement” means that certain Financial Agreement, together with all exhibits and schedules annexed thereto, made as of November 15, 2000 between Plaza X Urban Renewal Associates, LLC and the City, as amended by the Addendum to Financial Agreement made as of November 15, 2000.

        “Financial Statements” means the consolidated financial statements of AFE and its subsidiaries as of and for the year ended December 31, 2002 and as of and for the six month period ended June 30, 2003, each prepared in accordance with GAAP (as hereinafter defined).

        “GAAP” means United States generally accepted accounting principles, consistently applied.

        “Governmental Regulations” means all statutes, ordinances, rules and regulations of the Authorities applicable to Seller or the use or operation of the Real Property or the Improvements or any portion thereof.

        “Hazardous Substances” means (a) asbestos, radon gas and urea formaldehyde foam insulation, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, petroleum products or byproducts, PCB’s, phosphates, lead or other heavy metals and chlorine, (c) any solid or liquid waste (including, without limitation, hazardous waste), hazardous air pollutant, hazardous substance, hazardous chemical substance and mixture, toxic substance, pollutant, pollution, regulated substance and contaminant, as such terms are defined in any of the Environmental Laws, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws.

        “Improvements” means all buildings (including, without limitation, the Building), structures, fixtures, parking areas and other improvements, together with the tenements, hereditaments and appurtenances thereto belonging, located on the Real Property.

        “IRS” means the Internal Revenue Service.

        “JCRA Approval” means the issuance of a Certificate of Substantial Completion from Jersey City Redevelopment Agency, a New Jersey public body corporate, which confirms that all obligations of the Redevelopment (as defined in the Redevelopment Agreement (as hereinafter defined)) under the Redevelopment Agreement have been substantially completed with respect to the Real Property, and that the Jersey City Redevelopment Agency’s right of reverter with respect to the Real Property has been terminated.

        “JMB Construction Contract” means that certain construction agreement between PXURA and Jeffrey M. Brown, Inc. (“Contractor”), with respect to the construction of the Building, dated July 15, 2000.

        “JMB Cooling Tower Contract” means that certain construction agreement between PXURA and Contractor with respect to construction of the fourth cooling tower at the Building dated December 11, 2002.

        “Leasing Commission Agreements” means the leasing commission agreements affecting the Property, and which are more particularly set forth on Schedule 8.3(k) attached hereto.

        “Licensee Parties” has the meaning ascribed to such term in Section 5.1.

        “Licenses and Permits” means, collectively, all of the Property Owner’s right, title and interest, in and to licenses, permits, certificates of occupancy, approvals, dedications, zoning approvals, warranties, lien waivers, utility arrangements, subdivision maps and entitlements now existing or hereafter issued, approved or granted by the Authorities in connection with the Real Property and the Improvements, together with all renewals and modifications thereof.

        “Losses” has the meaning ascribed to such term in Section 17.17.

        “Monetary Objections” has the meaning ascribed to such term in Section 6.2.

        “NJDEP” means the New Jersey Department of Environmental Protection.

        “Operating Expenses” has the meaning ascribed to such term in Section 10.4(c).

        “Ordinance” means a validly adopted, effective and non-appealable Ordinance of the Municipal Council of the City in the form annexed hereto as Exhibit 7.3; provided, however, that such form may be modified to include any non-material changes requested by the City and such other matters as may be approved by both Purchaser and Seller, which approval shall not be unreasonably withheld, conditioned or delayed by either party. The parties hereto hereby agree that the Ordinance shall be deemed non-appealable after the expiration of the applicable 45-day appeal period.

        “Outside Closing Date” has the meaning ascribed to such term in Section 10.1.

        “PECA” means that certain Project Employment and Contracting Agreement between the City and PXURA, dated as of November 15, 2000, as amended through the Closing Date.

        “Permitted Exceptions” has the meaning ascribed to such term in Section 6.2(a).

        “Permitted Outside Parties” has the meaning ascribed to such term in Section 5.2(b).

        “Permitted Transfers” means transfers, whether directly or indirectly, of all or any portion of Seller’s LLC Interest between all or any of the Seller Entities and/or Seller’s Affiliates; provided, however, that such transferee (to the extent not already a party hereto) shall automatically be bound by the provisions of this Agreement to the same extent as the transferor of its interest.

        “Personal Property” means that certain equipment, appliances, tools, supplies, machinery, artwork, furnishings and other tangible personal property attached to, appurtenant to, located in and used in connection with the ownership or operation of the Improvements and situated at the Real Property more particularly identified on Schedule B annexed hereto.

        “Property” means, collectively, the following: (i) the Real Property; (ii) the Improvements and all of the Property Owner’s right, title and interest in and to any land lying in the bed of any street, road, avenue or alley, open or proposed, in front of or adjoining the Land to the center line thereof, and any strips or gores adjacent to the Real Property, and all right, title and interest of Property Owner in and to any award made or to be made for damages by reason of any change in grade of any street; (iii) the Personal Property; (iv) the Schwab Lease, the Ground Lease and the Sublease; (v) the Licenses and Permits; (vi) the Leasing Commission Agreements; (vii) the Construction Agreements; (viii) the Owner Controlled Insurance Program for the construction of the Building (the “OCIP”) consisting of the General Liability Policy issued by St. Paul Fire and Marine Insurance Company, policy number KG0290072 and the Workers Compensation Policy issued by St. Paul Fire and Marine Insurance Company under policy number WVW2989000, but specifically excluding any savings, refunds or other amounts payable under the OCIP; and (ix) all other plans, specifications, approvals, tax abatements and all other intangible rights, titles, interests, privileges and appurtenances owned by Property Owner and related to or used in connection with the ownership, use or operation of the Real Property or the Improvements, but specifically excluding any property owned by Tenants or others and the Excluded Real Property.

        “Proration Items” has the meaning ascribed to such term in Section 10.4(a).

        “Purchase Price” has the meaning ascribed to such term in Section 3.1.

        “Purchaser has actual knowledge” (and variations thereon used herein) means the actual (as opposed to constructive or imputed) knowledge solely of H. Cabot Lodge III, as Executive Vice President of iStar Financial Inc, Joe Welsh, as Vice President of iStar Financial Inc., and Christopher Miculis, as Associate of iStar Financial Inc., without any independent investigation or inquiry whatsoever, other than the due diligence conducted by Purchaser in connection with this transaction.

        “Purchaser’s Affiliates” means all of the Affiliates of Purchaser.

        “Purchaser’s Information” has the meaning ascribed to such term in Section 5.3(c).

        “Redevelopment Agreement” means that certain Redevelopment Agreement dated as of April 12, 1985 between Jersey City Redevelopment Agency, a New Jersey public body corporate, and A-S-H Management Corporation, a Delaware corporation, and recorded in the Hudson County Register of Deeds on November 27, 1985 in Book 3485, at Page 1, as subsequently amended, modified, supplemented and assigned.

        “Rental” has the meaning ascribed to such term in Section 10.4(b), and same are “Delinquent” in accordance with the meaning ascribed to such term in Section 10.4(b).

        “Scheduled Closing Date” means the date that is ten (10) Business Days following the satisfaction, or waiver in writing of, the conditions set forth in Sections 9.1(j) and (o), and 9.2(g) hereof, or such later date to which the Closing may be adjourned in accordance with the express terms of this Agreement or such earlier or later date to which Purchaser and Seller may hereafter agree in writing.

        “Schwab’s Expansion Options” means the First Expansion Option (as such term is defined in the Schwab Lease) and Second Expansion Option (as such term is defined in the Schwab Lease) granted to Schwab under the Schwab Lease.

        “Seller’s Affiliates” means all of the Affiliates of Seller.

        “Significant Portion” means, for purposes of the casualty provisions set forth in Article XI hereof, damage by fire or other casualty to the Real Property and the Improvements or a portion thereof, such that Schwab is entitled to terminate the Schwab Lease pursuant to Section 10.05(d) thereof.

        “Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.4, 12.1, and 16.1, and Articles XIII, XIV and XVII, and any other provisions which pursuant to their terms survive any termination of this Agreement.

        “Title Company” means First American Title Insurance Company and Fidelity National Title Company as equal co-insurers.

        “Title Policy” means the title policy, if any, obtained by Purchaser from the Title Company at Closing.

        “Title Report” has the meaning ascribed to such term in Section 6.2(a).

        “To Columbia’s Knowledge” (and variations thereon used herein) means the present actual (as opposed to constructive or imputed) knowledge solely of Joseph A. Panepinto, Peter Mangin and Frank Guarini without any independent investigation or inquiry whatsoever.

        “To Harsimus’ Knowledge” (and variations thereon used herein) means the present actual (as opposed to constructive or imputed) knowledge solely of Mitchell Hersh, as Chief Executive Officer of Mack-Cali Realty Corporation, Roger Thomas, as General Counsel of Mack-Cali Realty Corporation, Gary Wagner, as Associate General Counsel of Mack-Cali Realty Corporation, John Crandall, as Senior Vice President – Development of Mack-Cali Realty Corporation and John Marazzo, as Senior Director – Property Management of Mack-Cali Realty Corporation, without any independent investigation or inquiry whatsoever.

        “To Seller’s Knowledge” (and variations thereon used herein) means, collectively, To Columbia’s Knowledge and To Harsimus’ Knowledge.

        “Treasury Regulations” means the regulations prescribed under the Code.

        “Updated Deed Notice” has the meaning ascribed to such term in Section 7.1(h).

Section 1.2.......References: Exhibits and Schedules. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

ARTICLE II........

AGREEMENT OF PURCHASE AND SALE

Section 2.1.......Purchase and Sale. Subject to the conditions and on the terms contained in this Agreement, Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell and transfer to Purchaser, Seller’s LLC Interest. By acquiring Seller’s LLC Interest pursuant hereto, the Retained Interest pursuant to the Retained Interest Assignments, Purchaser shall indirectly own one hundred percent (100%) of the beneficial ownership interest in and to the Property and Property Owner. Anything to the contrary contained herein notwithstanding, Seller is not transferring to Purchaser any bank accounts or funds therein maintained by AFE or any Property Owner and Seller shall have the right, at any time on or prior to Closing, to transfer any such bank accounts or withdraw any such funds and keep the same for its own benefit; provided, that this sentence shall not affect the pro rations under Section 10.4.

Section 2.2.......Indivisible Economic Package. Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of Seller’s LLC Interest, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of Seller’s LLC Interest, subject to and in accordance with the terms and conditions hereof

Section 2.3.......Full Performance. The execution and delivery of the LLC Assignment and Assumption (as hereinafter defined) and the other documents to be executed and/or delivered by Seller to Purchaser pursuant to this Agreement shall be deemed to be a full performance and discharge of every agreement and obligation on the part of Seller to be performed under this Agreement, except those agreements, obligations, covenants, representations, warranties and indemnifications of Seller which are specifically stated to survive the closing of the transaction contemplated in this Agreement.

ARTICLE III.......

CONSIDERATION

Section 3.1.......Purchase Price. The purchase price for Seller’s LLC Interest shall be the sum of One Hundred Eighty Six Million One Hundred Ninety Two Thousand and 00/100 Dollars ($186,192,000.00) all in lawful currency of the United States of America, payable as provided in Section 3.2, and subject to adjustments and credits as expressly contemplated by this Agreement (the “Purchase Price”).

Section 3.2.......Method of Payment of Purchase Price. No later than 1:00 p.m. Eastern Time on the Scheduled Closing Date, Purchaser shall pay to Escrow Agent (on behalf of Seller) the Purchase Price (less the Earnest Money Deposit), together with all other costs and amounts to be paid by Purchaser at the Closing pursuant to the terms of this Agreement (such other costs and amounts, “Purchaser’s Costs”), by Federal Reserve wire transfer of immediately available funds to the account of Escrow Agent pursuant to and in accordance with the wiring instructions supplied by Seller to Purchaser one (1) Business Day prior to the Scheduled Closing Date. Escrow Agent, following authorization and instruction by the parties at Closing, shall (i) pay to each of Harsimus (or its designee) and Columbia (or its designee) by separate Federal Reserve wire transfers of immediately available funds to the account designated by each of them, the amount of the Purchase Price, less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, to which each of them are entitled, as set forth in a writing executed by both Harsimus and Columbia (the “Allocation Letter”) and which shall be furnished to Escrow Agent, (ii) pay to the appropriate payees out of the proceeds of Closing payable to Seller all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (iii) pay Purchaser’s Costs to the appropriate payees at Closing pursuant to the terms of this Agreement. A Closing Statement will be prepared by Seller and submitted to Purchaser in accordance with the terms of Section 10.4.

ARTICLE IV........

EARNEST MONEY DEPOSITAND
ESCROW INSTRUCTIONS

Section 4.1.......The Earnest Money Deposit and Independent Contract Consideration. Simultaneously with the execution and delivery of this Agreement by Purchaser, Purchaser shall deposit with the Escrow Agent, by Federal Reserve wire transfer of immediately available funds, the sum of Two Million and 00/100 Dollars ($2,000,000.00) as the earnest money deposit on account of the Purchase Price (such amount, together with all interest accrued thereon, the “Earnest Money Deposit”).

Section 4.2.......Escrow Instructions. The Earnest Money Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account, in accordance with the provisions of Article XVI. The Earnest Money Deposit is non-refundable to Purchaser, except as otherwise expressly provided in this Agreement.

Section 4.3.......Designation of Certifying Person. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:

(a)     Provided the Escrow Agent shall execute a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Purchaser shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Certifying Person”). If the Escrow Agent refuses to execute a statement pursuant to which it agrees to be the Certifying Person, Seller and Purchaser shall agree to appoint another third party as the Certifying Person.

(b)     Seller and Purchaser each hereby agree:

(i)     to provide to the Certifying Person all information and certifications regarding such party, as reasonably requested by the Certifying Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii)     to provide to the Certifying Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Certifying Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Certifying Person is correct.

ARTICLE V.........

INSPECTION OF PROPERTY

Section 5.1.......Completion of Due Diligence. Anything to the contrary contained in this Agreement notwithstanding, Purchaser acknowledges and agrees that it has completed all of its due diligence with respect to the Property and Seller’s LLC Interests and Purchaser has no right to terminate this Agreement by reason of any due diligence matters (but this sentence shall not affect any other termination right of Purchaser expressly provided herein). Notwithstanding the foregoing, Purchaser and its authorized agents, partners, lenders, officers, employees, advisors, attorneys, accountants, architects, engineers and other representatives (for purposes of this Article V, the “Licensee Parties”) shall have the right, subject to the provisions of this Article V, including, without limitation, the provisions of Section 5.3, and the rights of Schwab and its subtenants (Schwab and such subtenants are collectively referred to herein as, the “Schwab Parties”), to enter upon the Real Property at all reasonable times during normal business hours to perform inspections and to otherwise evaluate the Property, including, without limitation, physical testing and invasive sampling. Purchaser will provide to Seller notice (for purposes of this Section 5.1, an “Entry Notice”) of the intention of Purchaser or the other Licensee Parties to enter the Real Property at least 24 hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made and with whom any Licensee Party will communicate. At Seller’s option, Seller may be present for any such entry and inspection. Purchaser shall not communicate with or contact any of the Schwab Parties or any of the Authorities without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned (other than to permit Seller or its representative to participate in any meetings or calls between Schwab and Purchaser) or delayed.

Section 5.2.......Document Review.

(a)     Notwithstanding that Purchaser has completed its due diligence review, Purchaser and the Licensee Parties shall have the continuing right to review and inspect, at Purchaser’s sole cost and expense, any and all of the following which, to the extent the same are in Seller’s and/or the Property Owner’s possession or control (collectively, the “Documents”): all final environmental, engineering or consulting reports and studies of the Real Property that have been prepared for Property Owner, and/or Seller, real estate tax bills (and all agreement(s) relating to payments in lieu of real estate taxes), together with assessments (special or otherwise), ad valorem and personal property tax bills, covering the period of Property Owner’s ownership of the Property; the Schwab Lease and related lease and sublease files; current operating statements; the Licenses and Permits; the Leasing Commission Agreements; and such other documents, files and items as Purchaser shall reasonably request, including, without limitation, all documents relating to Seller’s LLC Interests. Such inspections shall occur at a location reasonably selected by Seller, which may be at the office of Seller, Seller’s counsel, Property Owner’s property manager, at the Real Property or any of them. Unless otherwise expressly set forth herein, Purchaser shall not have the right to review or inspect materials not directly related to the leasing, maintenance, operation, ownership and/or management of the Property, including, without limitation, all of Seller’s and/or Property Owner’s internal memoranda, financial projections, budgets, appraisals, proposals for work not actually undertaken, and other proprietary and confidential information.

(b)     Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and have been provided to Purchaser solely to assist Purchaser in evaluating the Property, obtaining financing for the transaction contemplated herein and consummating the transactions contemplated herein. Subject only to the provisions of Article XII, Purchaser agrees not to disclose the contents of the Documents or any of the provisions, terms or conditions contained therein, to any party outside of Purchaser’s organization other than its attorneys, partners or other investors, accountants, lenders and lenders’ advisors, title agents, or any other Licensee Parties (collectively, the “Permitted Outside Parties”). Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Documents will be disclosed and exhibited only to those persons within Purchaser’s organization or to those Permitted Outside Parties who are responsible for evaluating the Property, providing financing for the transaction contemplated herein and consummating the transaction contemplated hereby or otherwise involved in performing Purchaser’s obligations under this Agreement. Purchaser further acknowledges that the Documents and other information relating to the leasing arrangements between Seller and the Schwab Parties are proprietary and confidential in nature. Purchaser agrees not to divulge the contents of such Documents and other information except in accordance with the confidentiality standards set forth in this Section 5.2 and Article XII. In permitting Purchaser and the Permitted Outside Parties to review the Documents and other information to assist Purchaser, Seller and Property Owner have not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and Property Owner, and any such claims are expressly rejected by Seller and Property Owner and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent for the Permitted Outside Parties with regard to such waiver.

(c)     Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Property Owner’s ownership of the Property. PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 8.1, 8.2 AND 8.3, SELLER OR SELLER ENTITY HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR THE SOURCES THEREOF. SELLER HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS AND IS PROVIDING THE DOCUMENTS SOLELY AS AN ACCOMMODATION TO PURCHASER.

Section 5.3.......Entry and Inspection Obligations; Termination of Agreement.

(a)     Purchaser agrees that in entering upon and inspecting or examining the Property, Purchaser and the other Licensee Parties will not: materially disturb any of the Schwab Parties, or materially interfere with the use of the Property pursuant to the Schwab Lease; materially interfere with the operation and maintenance of the Real Property or Improvements; damage any part of the Property or any personal property owned or held by any of the Schwab Parties, or any other person or entity; injure or otherwise cause bodily harm to Seller, Property Owner or any of the Schwab Parties, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; permit any liens to attach to the Real Property by reason of the exercise of Purchaser’s inspection rights under this Article V; or reveal or disclose any information obtained concerning the Property and the Documents to anyone outside Purchaser’s organization, except in accordance with the confidentiality standards set forth in Section 5.2(b) and Article XII. Purchaser shall: (i) maintain (or cause the appropriate Licensee Parties to maintain) comprehensive general liability (occurrence) insurance on terms and in amounts reasonably satisfactory to Seller and Workers’ Compensation insurance in statutory limits, and if Purchaser or any Licensee Party performs any invasive physical testing or invasive sampling in accordance with Section 5.1 of this Agreement, errors and omissions insurance and contractor’s pollution liability insurance on terms and in amounts acceptable to Seller, covering any accident or event arising in connection with the presence of Purchaser or any other Licensee Party on the Real Property or Improvements, and deliver evidence of insurance verifying such coverage to Seller prior to entry upon the Real Property or Improvements; (ii) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; (iii) cause any inspection to be conducted in accordance with standards customarily employed in the industry and in compliance with all Governmental Regulations and the Existing Deed Notice (as such term is hereinafter defined); (iv) furnish to Seller copies of any studies, reports or test results received by Purchaser regarding the Property, promptly after such receipt, in connection with such inspection; and (v) repair any damage to the Real Property and Improvements caused by any inspection or examination by Purchaser or its agents. Notwithstanding the foregoing or subsection (b) below to the contrary, Purchaser shall not be required to restore nor to be liable for any damage to the Property resulting from the negligence or willful misconduct of Seller, AFE, PXURA, PXR, PXLA (or any of their respective members, partners, officers, directors, employees, agents or other authorized representatives) or any of the Schwab Parties. In addition, Purchaser shall not be liable to restore any damage to the Real Property or the Improvements to the extent relating to existing conditions at the Property which are revealed by Purchaser’s investigations permitted hereunder.

(b)     Except as stated to the contrary in the last sentence of Section 5.3(a) above, Purchaser hereby indemnifies, defends and holds Seller and Property Owner and their respective partners, agents, directors, officers, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations to third parties, together with all losses, penalties, costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys’ fees), arising out of any disclosure(s) of confidential information in violation of the provisions of Section 5.2(b) and any inspections, investigations, examinations, sampling or tests conducted by Purchaser or any of the Licensee Parties, whether prior to or after the date hereof, pursuant to the provisions of Article V of this Agreement.

(c)     Promptly following the time that this Agreement is terminated for any reason, Purchaser shall return to Seller all copies Purchaser has made of the Documents and all copies of any studies, reports or test results regarding any part of the Property obtained by Purchaser, before or after the execution of this Agreement, in connection with Purchaser’s inspection of the Property (collectively, “Purchaser’s Information”). Purchaser’s Information shall not include Purchaser’s internal memoranda, financial projections, budgets, appraisals or other proprietary and confidential information. Purchaser’s Information shall be delivered without any representation or warranty, express or implied, as to the accuracy or completeness (other than that Purchaser has returned all of the items it is required to return) of Purchaser’s Information, or any other representation or warranty; neither Seller nor any other person or party shall have any right to rely on Purchaser’s Information nor shall Purchaser shall have any liability or obligation with regard to Purchaser’s Information.

(d)     The terms and provisions of Section 5.3(b) and Section 5.3(c) above shall supercede, in its entirety, the terms and provisions of that certain Right of Access Agreement dated November ___, 2002 (the “Access Agreement”), between AFE and iStar Financial Inc. (“iStar”), and such agreement shall, from and after the date hereof, be of no further force and effect and no obligations set forth therein shall survive the Effective Date; provided, however, if iStar shall have incurred any liability under the Access Agreement on account of any inspections, investigations, examinations, sampling or tests conducted prior to the Effective Date by iStar, Purchaser or any of the Licensee Parties, then any liability of iStar under the Access Agreement shall survive the Effective Date but the obligations with respect thereto shall be governed by the provisions of this Agreement, and not by the provisions of the Access Agreement.

Section 5.4.......Sale “As Is”. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER. THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS HAD AND HAS THE RIGHT TO CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY AND SELLER’S LLC INTEREST. OTHER THAN THE MATTERS REPRESENTED IN SECTIONS 8.1, 8.2 AND 8.3 HEREOF AND ANY CLOSING CERTIFICATION OF SELLER AS TO THE TRUTH AND ACCURACY OF THE REPRESENTATIONS AND WARRANTIES AS OF THE CLOSING DATE AND THE REPRESENTATIONS IN SELLER’S (AND PROPERTY OWNER’S) TITLE AFFIDAVIT, NON-IMPUTATION ENDORSEMENT AFFIDAVIT AND ALL OTHER CLOSING DOCUMENTS, BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.4 ARE MODIFIED AND LIMITED AS IF SUCH EXCEPTION WERE FULLY SET FORTH HEREIN IN EACH INSTANCE, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE.

        SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES NOR ANY OTHER PERSON (INCLUDING, WITHOUT LIMITATION, PROPERTY OWNER) IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER, AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR ANY OF SELLER’S AFFILIATES OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY OR THE PROPERTY OWNER AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS, NOW EXISTING OR HEREINAFTER ENACTED OR PROMULGATED, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY (THROUGH THE TRANSFER OF SELLER’S LLC INTEREST) WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PROPERTY THROUGH THE TRANSFER OF SELLER’S LLC INTEREST. PURCHASER HAS BEEN GIVEN A SUFFICIENT OPPORTUNITY PRIOR TO THE EFFECTIVE DATE TO CONDUCT AND HAS CONDUCTED SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY, SELLER’S LLC INTEREST AND RELATED MATTERS AS PURCHASER DEEMS NECESSARY, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER OR SELLER ENTITIES (EXCLUDING THE LIMITED MATTERS REPRESENTED BY SELLER IN SECTIONS 8.1, 8.2 AND 8.3 HEREOF AND ANY CLOSING CERTIFICATION OF SELLER AS TO THE TRUTH AND ACCURACY OF THE REPRESENTATIONS AND WARRANTIES AS OF THE CLOSING DATE AND THE REPRESENTATIONS IN SELLER’S (AND PROPERTY OWNER’S) TITLE AFFIDAVIT, NON-IMPUTATION ENDORSEMENT AFFIDAVIT AND ALL OTHER CLOSING DOCUMENTS) NOR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER. PURCHASER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY PURCHASER WAS OBTAINED FROM A VARIETY OF SOURCES, AND SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER. UPON CLOSING, SUBJECT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT, PURCHASER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, SELLER WILL SELL AND CONVEY TO PURCHASER, AND PURCHASER WILL ACCEPT THE PROPERTY THROUGH THE TRANSFER OF SELLER’S LLC INTEREST, “AS IS, WHERE IS,” WITH ALL FAULTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING SELLER’S LLC INTEREST OR THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR SELLER’S LLC INTEREST FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH HEREIN. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS, WHERE IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY AND SELLER’S LLC INTEREST. PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND UNDERSTANDS THEIR SIGNIFICANCE AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL SELLER’S LLC INTEREST TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

        PURCHASER AND PURCHASER’S AFFILIATES FURTHER COVENANT AND AGREE NOT TO SUE SELLER AND SELLER’S AFFILIATES AND RELEASE SELLER AND SELLER’S AFFILIATES OF AND FROM AND WAIVE ANY CLAIM OR CAUSE OF ACTION, INCLUDING, WITHOUT LIMITATION, ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION, THAT PURCHASER OR PURCHASER’S AFFILIATES MAY HAVE AGAINST SELLER OR SELLER’S AFFILIATES UNDER ANY ENVIRONMENTAL LAW, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS EXISTING AS OF THE CLOSING (WHETHER KNOWN OR UNKNOWN) IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, OR BY VIRTUE OF ANY COMMON LAW RIGHT (NOW EXISTING OR HEREINAFTER CREATED) RELATED TO ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL MATTERS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE REAL PROPERTY. THE FOREGOING SENTENCE SHALL NOT RELIEVE (A) SELLER OF ANY LIABILITY IT MAY HAVE WITH RESPECT TO ITS REPRESENTATION MADE IN SECTION 8.3(f) OF THIS AGREEMENT, SUBJECT, HOWEVER, IN ALL RESPECTS, TO THE PROVISIONS SET FORTH IN SECTION 8.5 HEREOF, AND (B) 8/9 TRANSFEREE OF ANY LIABILITY IT MAY HAVE WITH RESPECT TO ANY ENVIRONMENTAL MATTER OR ENVIRONMENTAL CONDITION IN, ON, UNDER, ABOUT, OR MIGRATING FROM, THE EXCLUDED REAL PROPERTY OR WITH RESPECT TO THE ACTS OR OMISSIONS OF 8/9 TRANSFEREE AT THE EXCLUDED REAL PROPERTY.

        THE TERMS AND CONDITIONS OF THIS SECTION 5.4 WILL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING, AS THE CASE MAY BE, AND, IF THE CLOSING OCCURS, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE LLC ASSIGNMENT AND ASSUMPTION AS FULLY AS IF SET FORTH AT LENGTH THEREIN.

      NOTHING IN THIS SECTION 5.4 SHALL NEGATE THE PRORATIONS UNDER SECTION 10.4.

Section 5.5.......iStar Financial Guaranty. iStar is executing this Agreement for the sole purpose of guaranteeing to the Seller Indemnified Parties any and all liability of Purchaser under Section 5.3(b). By its signature annexed to this Agreement, iStar acknowledges that its guaranty is a guaranty of payment, and not of collection.

ARTICLE VI........

TITLE AND SURVEY MATTERS

Section 6.1.......Survey. Purchaser acknowledges receipt of the Existing Survey. Any modification, update or re-certification of the Existing Survey shall be at Purchaser’s election and sole cost and expense. The Existing Survey together with any re-certification thereof and/or update Purchaser has elected to obtain, if any, is herein referred to as the “Survey” .

Section 6.2.......Title Report.

(a)     Purchaser acknowledges receipt from the Title Company of a current title insurance report for the Property (the “Title Report”), together with copies of the title exceptions listed thereon. All (i) exceptions to title set forth in the Title Report and/or matters revealed by the Existing Survey, (ii) matters which are the obligations of Schwab under the Schwab Lease, (iii) documents and agreements contemplated by this Agreement to be recorded against the Real Property on or prior to the Closing Date, including, without limitation, the CREA, the CRA and the Updated Deed Notice, and (iv) title exceptions caused or created (whether directly or indirectly) by Purchaser or any Licensee Parties will be referred to herein as “Permitted Exceptions. In no event shall any of the Permitted Exceptions constitute Title Defects (as hereinafter defined).

(b)     All taxes, water rates or charges, sewer rents and special assessments, plus interest and penalties thereon, which on the Closing Date are due and payable and/or are liens against the Real Property and which the Property Owner is obligated to pay and discharge will be credited against the Purchase Price (subject to the provision for apportionment of taxes, water rates and sewer rents herein contained) and without the need for Purchaser to raise as a Title Defect.

(c)     If on the Closing Date the Real Property shall be affected by any lien which, pursuant to the provisions of this Agreement, is required to be discharged or satisfied by Seller, Seller shall not be required to discharge or satisfy the same of record provided the money necessary to satisfy the lien is retained by the Title Company at Closing (with authority to pay in the event of enforcement of such lien), and the Title Company either omits the lien as an exception from the Title Policy or insures against collection thereof from or out of the Real Property and/or the Improvements, and a credit is given to Purchaser for the recording charges for a satisfaction or discharge of such lien. Seller shall have no obligation to remove any lien affecting the Real Property which is the obligation of Schwab to remove pursuant to the provisions of the Schwab Lease.

(d)     No franchise, transfer, inheritance, income, corporate or other tax open, levied or imposed against Seller, the Property Owner or any former owner of the Property, that may be a lien against the Property on the Closing Date, shall be an objection to title if the Title Company insures against collection thereof from or out of the Real Property and/or the Improvements, and provided further that Seller deposits with the Title Company a sum reasonably sufficient to secure a release of the Real Property and/or Improvements from the lien thereof (with authority to pay in the event of enforcement of such lien). If a search of title discloses judgments, bankruptcies, or other returns against other persons having names the same as or similar to that of Seller or the Property Owner, Seller will deliver (or cause the Property Owner to deliver) to the Title Company an affidavit stating that such judgments, bankruptcies or other returns do not apply to Seller or the Property Owner, as the case may be, and such search results shall not be deemed Title Defects.

(e)     Notwithstanding anything to the contrary contained herein, except for Permitted Exceptions, Seller shall be obligated to cure and/or satisfy or cause to be deleted as an exception to title: (x) any standard exceptions (to the extent that the Title Company is willing to delete the same based solely upon receipt of the Survey and a customary affidavit from Seller or the Property Owner); (y) any of the following exceptions and encumbrances to the title to the Property as may be disclosed by the Title Report, all of which shall be referred to herein as “Monetary Objections: (i) any deed of trust, mortgage, or other security title, assignment of leases, negative pledge, financing statement or similar security instrument entered into by Seller, the Property Owner or any of Seller’s Affiliates (including, without limitation, PXR) and encumbering all or any portion of the Property (and excluding any such instrument placed upon the Property against an interest of any Schwab Party and which encumbers such Schwab Party’s interest therein); (ii) mechanics liens affecting the Property and (iii) any other liens affecting the Property which can be satisfied by the payment of a specific, liquidated amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate. To the extent any Monetary Objection which Seller is obligated to remove has not been removed at or prior to Closing, Purchaser shall be entitled to apply a portion of the purchase proceeds reasonably necessary to effectuate such removal (or withhold such portion as may be reasonably necessary to remove such Monetary Objection) and Purchaser shall receive a credit against the Purchase Price for any such amounts so applied or withheld. Notwithstanding the foregoing to the contrary, if on the Closing Date there shall be security interests filed against the Property, such items shall not be Monetary Objections if (A) the personal property covered by such security interests are no longer in or on the Real Property and will not be conveyed as part of the Personal Property hereunder, and the Title Company either omits the lien or security interest as an exception from the Title Policy or insures against collection thereof from all of the Real Property and improvements erected thereon, or (B) such personal property is the property of any Schwab Party and Seller executes and delivers an affidavit to such effect. At Closing, Seller will deliver (or cause to be delivered by Property Owner) such affidavits as reasonably required by the Title Company to enable the Title Company to issue a non-imputation endorsement to the Title Policy, which endorsement is at Purchaser’s sole cost and expense and, without limiting the foregoing, any affidavits reasonably required by the Title Company to omit any exception or provide affirmative insurance for any mechanics’ liens in connection with the JMB Construction Contract and the JMB Cooling Tower Contract. In addition, Columbia shall cause its affiliates to execute such affidavits and other documentation reasonably required by Title Company with respect to the Retained Interest in connection with the issuance of the Title Policy and the endorsements thereto.

Section 6.3.......Title Defect.

(a)     In the event Seller receives any written objections to matters disclosed by an update to the Title Report or an update to the Existing Survey (collectively and individually, a “Title Defect”) within the time periods required under Sections 6.3(b) below, Seller may elect (but shall not be obligated) to attempt to remove, or cause to be removed at its expense, any such Title Defect, and shall provide Purchaser with notice, within five (5) Business Days of its receipt of any such objection, of its intention to cure or not to cure any such Title Defect. If Seller elects to attempt to cure any Title Defect, the Scheduled Closing Date may be extended by written notice from Seller to Purchaser at any time on or prior to the Scheduled Closing Date, for a period up to but not to exceed sixty (60) days in the aggregate (but in no event shall Seller have the right to extend the Scheduled Closing Date beyond the Outside Closing Date), for the purpose of such removal. In the event that (i) Seller elects not to attempt to cure any such Title Defect, or (ii) Seller fails to cure any such Title Defect within the period elected by Seller but not to exceed sixty (60) days in the aggregate (but in no event shall Seller have the right to extend the Scheduled Closing Date beyond the Outside Closing Date), Seller shall so advise Purchaser and Purchaser shall have the right to terminate this Agreement and receive a refund of the Earnest Money Deposit, or to waive such Title Defect and proceed to the Closing without any reduction or abatement of the Purchase Price. Purchaser shall make such election within ten (10) days of receipt of Seller’s notice. If Purchaser elects to proceed to the Closing, any Title Defects waived by Purchaser shall be deemed Permitted Exceptions. This provision is subject in all respects to Seller’s obligations, and Purchaser’s rights, under Section 6.2(e). In any such event of termination, Purchaser shall promptly return Purchaser’s Information to Seller, after which neither party shall have any further obligation to the other under this Agreement except for the Termination Surviving Obligations.

(b)     Notwithstanding the foregoing, in the event further updates are made to the Title Report or Survey which reveal new matters which are not Permitted Exceptions and are not shown on the previous version of the Title Report or Survey, Purchaser may give Seller notice of any such new matters disclosed by such update which Purchaser deems unacceptable. Purchaser must object in writing to any such new matters, if at all, before 5:00 p.m. Eastern Standard Time on the fifth (5th) Business Day after receipt of any such updated Title Report or Survey first disclosing said new matters. In the event Purchaser so timely notices Seller, such items shall be subject to the process for Title Defects set forth above. If Purchaser fails to timely deliver such notice, all of such new matters shall be deemed Permitted Exceptions.

ARTICLE VII.......

INTERIM OPERATING COVENANTS AND POST-CLOSING MATTERS

Section 7.1.......Interim Operating Covenants.

(a)     Operations. From the Effective Date until Closing, Seller shall, and shall cause Property Owner, to continue to operate, manage and maintain the Real Property, Ground Lease, Sublease, Improvements and other Property in the ordinary course of its business and substantially in accordance with its present practice, subject to ordinary wear and tear and damage caused by any Schwab Party and further subject to Article XI of this Agreement. In addition, from the Effective Date until Closing, unless required by any Authorities or Governmental Regulations, or the Schwab Lease, or in the case of an emergency or on account of a casualty at the Property (in which case the provisions of Section 11.1 of this Agreement shall apply), Seller shall not, and shall cause Property Owner not to, make any capital expenditure (or commitments therefor) at the Property (x) that aggregate in excess of $500,000, and (y) the payment for which shall be the obligation of Property Owner after the Closing.

(b)     Compliance with Governmental Regulations/Waterfront Development Permit.

(i)     From the Effective Date until Closing, Seller shall not, and shall cause Property Owner not to, knowingly take any action that would result in a failure to comply in all material respects with all Governmental Regulations applicable to the Property Ground Lease, Sublease, Schwab Lease, Seller’s LLC Interest and with any covenants, conditions, restrictions, encumbrances and other title exception documents affecting the Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any such Governmental Regulations and any such title exception documents.

(ii)     Purchaser acknowledges that NJDEP has issued that certain Waterfront Development Permit, issued July 1, 1999, as modified by Modification to Waterfront Development Permit #0906-92-0005.4 (Modification file #0906-92-0005.5) dated as of December 5, 2000 (the “Waterfront Development Permit”), a copy of which Purchaser has reviewed as part of the Documents, which grants to AFE, and its successors and assigns, the right to develop the Real Property, Plaza VIII and Plaza IX, in accordance with and pursuant to the provisions thereof. Purchaser acknowledges that the Building fully utilizes the development rights attributable to the Real Property, and that it is the intention of the parties that all remaining development rights accruing under the Waterfront Development Permit (as well as any other development rights accruing under all other of the Documents) are not being transferred to Purchaser on the Closing Date, but are instead being transferred to 8/9 Transferee as part of the Excluded Real Property. In connection therewith, it is a condition (the “Permit Condition”) to Closing that either (x) the Waterfront Development Permit is bifurcated by NJDEP prior to Closing such that after such bifurcation there shall be two permits, one relating to Plaza X (the “Plaza X Bifurcated Waterfront Permit”) and one relating to Plazas VIII and IX (the “8/9 Bifurcated Waterfront Permit”), which permits must also comply with the remaining provisions of this Section 7.1(b)(ii), or (y) 8/9 Transferee, in the 8/9 Transferee Guaranty (as hereinafter defined), (I) use commercially reasonable efforts to obtain such bifurcation following the Closing, (II) satisfy any obligations of Property Owner (as reconstituted on the Closing Date with Purchaser as the indirect or direct owner thereof) (“Post-Transfer AFE”) following the Closing under the Waterfront Development Permit until such time as the Waterfront Development Permit is bifurcated in accordance with the provisions of this Section 7.1(b)(ii), including, without limitation, the completion of any traffic mitigation studies, but specifically excluding the maintenance of the Waterfront Walkway located on the Real Property, which shall from and after the Closing be maintained by Post-Transfer AFE at its sole cost and expense. If the Waterfront Development Permit is not bifurcated and 8/9 Transferee is to guaranty the foregoing obligations, then the form of the 8/9 Transferee Guaranty shall be modified (in form reasonably satisfactory to both Purchaser and Seller) at Closing to reflect the addition of such guaranty, and provided the 8/9 Transferee Guaranty is executed at Closing, then the Permit Condition shall be deemed satisfied. If Seller and Purchaser are unable to reasonably agree upon the modifications to the 8/9 Transferee Guaranty for the performance of 8/9 Transferee’s obligations under this Section 7.1(b)(ii), then such failure shall merely constitute the failure of a condition precedent to Purchaser’s obligation to close this transaction and shall not be deemed a breach or default on the part of Seller. The provisions of the 8/9 Transferee Guaranty with respect to the Waterfront Development Permit shall automatically terminate upon the final satisfaction of such obligations and liabilities. Seller will advise Purchaser in advance of any meetings or discussions with any applicable agency involved in the review of the bifurcation of the Waterfront Development Permit and Purchaser shall have the right to participate in any such conversations or meetings. Purchaser and Post-Transfer AFE have no obligation to seek or obtain the bifurcation of the Waterfront Development Permit from and after the Closing. In order for the Plaza X Bifurcated Waterfront Permit to comply with the provisions of this Section 7.1(b)(ii), it shall not contain any obligation on the part of Post-Transfer AFE to undertake any traffic mitigation program or impose any new obligations or liabilities on the part of Post-Transfer AFE other than those that pertain to the Building and the Real Property (unless Purchaser consents thereto, which consent shall not be unreasonably withheld), it being acknowledged by Purchaser that the obligation to maintain the Waterfront Walkway located on the Real Property is not a new obligation or liability.

(c)     Service Contracts. From the Effective Date until Closing, Seller shall not, and shall cause Property Owner to not, amend, modify or renew any existing service contracts or enter into any new service contracts unless (i) such amended, modified, renewed or new service contract will expire on or prior to the Closing Date or is terminable on not more than thirty (30) days notice without penalty or (ii) unless Purchaser consents thereto in writing, which approval will not be unreasonably withheld, conditioned or delayed. In addition to the foregoing, from the Effective Date until Closing, Seller shall provide Purchaser with notice and copies of any such amendments, modifications or renewals of any existing service contracts or any new service contracts.

(d)     Notices. From the Effective Date until Closing, to the extent received by Property Owner, Seller shall, and shall cause Property Owner to, promptly deliver to Purchaser copies of written default notices, written notices of lawsuits, arbitrations, administrative proceedings and other material hearings and written notices of violations affecting the Ground Lease, the Sublease, the Schwab Lease, Seller’s LLC Interest and/or the other Property.

(e)     Schwab Lease, Sublease and Ground Lease. (i) From the Effective Date until Closing, Seller shall not, and shall cause Property Owner and PXR to not, amend, modify, extend or terminate the Schwab Lease, the Sublease and the Ground Lease or enter into any consent or other agreement with respect to the Schwab subleases (except, in each instance, to the extent required pursuant to the terms of the applicable document or to the extent that any such required consent sought by Schwab pursuant to the provisions of any of the foregoing documents must be given by PXLA prior to the then Scheduled Closing Date, in which case Seller shall consult with Purchaser and provide Purchaser with copies of the relevant documentation prior to granting such consent (but Seller shall have the right to grant or deny such consent in its sole discretion)). Seller hereby expressly consents to Purchaser, at any time prior to or at Closing, negotiating and entering into amendments and modifications to the Schwab Lease, the Sublease and the Ground Lease and to enter into any other consents or other agreements with respect to such leases so long as any such amendment, modification, consent or other agreement is not effective unless and until the Closing occurs, and Seller receives copies of any such amendments, modifications, consents and other agreements promptly after Purchaser’s execution thereof (but in all events prior to or at Closing). Seller will reasonably cooperate in any escrow arrangements in connection with any amendments and modifications to the Schwab Lease negotiated by Purchaser in accordance with this Section 7.1(e)(i). The amendment between Purchaser and Schwab which is in escrow on the date hereof is called the “Existing Escrow Schwab Amendment”.

(ii)     Attached hereto as Schedule 7.1(e)(ii) is a true and correct itemization of Operating Expenses for the partial Operating Years from the Commencement Date (as such terms are defined in the Schwab Lease) through May 31, 2003.

(f)     Standstill.

(i)     From the Effective Date until Closing, Seller shall not (and Seller shall cause Property Owner not to): (i) market Seller’s LLC Interest, the Ground Lease, the Sublease, the Schwab Lease or the other Property for sale or disposition to any other party, or sell, encumber, or grant any interest in or to Seller’s LLC Interest, the Ground Lease, Sublease, Schwab Lease or the Property, (ii) solicit, negotiate or accept offers or otherwise enter into any binding or non-binding agreement for a purchase, financing or joint venture involving the Property or any interest therein with any other person or entity, and (iii) other than Permitted Transfers, encumber, dispose of, sell, convey, assign or pledge any interest in the Property or any tax abatement or other tax relief benefits applicable to the Property, or any interest therein or otherwise enter into any agreement, other than any Permitted Exceptions, affecting or encumbering or agreeing to dispose of, sell, convey, assign or pledge any interest in the Property, the Ground Lease, the Sublease, the Schwab Lease or any interest therein, which agreement would be consummated prior to or otherwise the survive the Closing. Notwithstanding the foregoing, from and after the date that the Approvals shall have been obtained and after the conveyance of the Excluded Real Property to 8/9 Transferee, Seller shall have the right to record (x) an agreement which amends the Ground Lease in the form annexed hereto as Exhibit 7.1(f)(i)-1 (the “Amendment to Ground Lease) and (y) an agreement which amends the Sublease in the form annexed hereto as Exhibit 7.1(f)(i)-2 (the “Amendment to Sublease; the Amendment to Ground Lease and the Amendment to Sublease are collectively referred to herein as the “Amended Leases) in order to remove the Excluded Real Property from the scope of the Ground Lease and the Sublease, and to remove the Ground Lease and the Sublease as encumbrances upon the Excluded Real Property. Purchaser hereby consents to the recordation of the Amended Leases against the Real Property, and acknowledges that the Amended Leases constitute Permitted Exceptions.

(ii)     Seller shall have the right to grant an easement for that portion of the Real Property, more particularly described on Schedule 7.1(f)(ii) annexed hereto, to the City (the “Dedication”). Purchaser hereby consents to the Dedication in the form annexed hereto as Exhibit 7.1(f)(ii) being recorded against the Real Property, and acknowledges that the Dedication shall constitute a Permitted Exception.

(iii)     Purchaser agrees that (i) Harsimus (and its Affiliates) shall have the right, at their sole cost and expense, to erect a memorial upon the Real Property in the location and of a type more particularly identified and described on Exhibit 7.1(f)(iii) annexed hereto (the “Memorial”), and (ii) the obligation to maintain the Memorial from and after the Closing Date shall be as is set forth in the CREA.

(iv)     Purchaser agrees that AFE shall have the right to, and shall, transfer all of its right, title and interest in and to the Excluded Real Property to 8/9 Transferee.

(g)     Further Encumbrances. Except for the Permitted Exceptions and as may otherwise be permitted pursuant to the express provisions of this Agreement, Seller shall not (and Seller shall cause Property Owner and PXR to not) voluntarily alter or encumber in any way Seller’s title to Seller’s LLC Interest and Property Owner’s title to the Property or the Ground Lease or the Sublease or the Schwab Lease after the Effective Date without the prior written consent of Purchaser. In addition to the foregoing, from the Effective Date until Closing, Seller shall provide Purchaser with notice and copies of any such alterations to or encumbrances on Seller’s title to Seller’s LLC Interest and Property Owner’s title to the Property or the Ground Lease or the Sublease or the Schwab Lease.

(h)     Updated Deed Notice. Purchaser acknowledges that a Declaration of Environmental Restrictions, a copy of which Purchaser has reviewed during its due diligence as part of the Documents, is currently recorded in the title records of the Real Property (the “Existing Deed Notice” ). The Existing Deed Notice reflects that contaminated historic fill exists at the Real Property, which must be contained as provided in the Existing Deed Notice and which cannot be disturbed without the prior consent of NJDEP. Prior to the commencement of the construction of the Building, AFE notified the NJDEP that it intended to disturb the two feet of clean fill acting as an “engineering control” (as that term is defined in Environmental Laws) over the historic fill at the Real Property, in connection with its construction activities. AFE also sought the consent of NJDEP to do so. As a condition to NJDEP’s consent to the construction activities and the disturbance of the engineering control, AFE agreed to record an updated Deed Notice reflecting the current site conditions after the construction activities have been completed (the “Updated Deed Notice” ). In order to complete the foregoing, Seller entered into a Memorandum of Agreement (“MOA”) with the NJDEP (a copy of which has been delivered to Purchaser as part of the Documents) in order to obtain its approval to record the Updated Deed Notice in the title records of the Real Property and to request a termination of the Existing Deed Notice and Seller recorded the Updated Deed Notice and termination of Existing Deed Notice, in the title records of the Real Property in accordance with N.J.S.A. 58:10B-13. Purchaser hereby consents to the Updated Deed Notice and termination of Existing Deed Notice being recorded against the Real Property, and acknowledges that the Updated Deed Notice and termination of Existing Deed Notice constitutes a Permitted Exception.

(i)     Approvals. From and after the Effective Date, Seller and Purchaser shall act in good faith and cooperate with each other in connection with Seller’s efforts to timely obtain the Approvals, which shall include, without limitation, executing documents, providing information as to the direct and indirect beneficial interest holders in Purchaser, and providing such other information as the applicable party may request. The costs in connection with obtaining the Approvals shall be borne in the manner more particularly set forth in Section 10.5 of this Agreement. Purchaser acknowledges that a Certificate of Substantial Completion will be recorded against the Real Property and will constitute a Permitted Exception. Seller will use good faith efforts to obtain such additional consents from JCRA as Purchaser may reasonably request, but such additional consents shall not be conditions to Purchaser’s obligation to close hereunder. Without Purchaser’s prior written consent, Seller shall not, and shall cause the Property Owner not to, (a) amend or modify the Financial Agreement, except as it may be amended by the Amended Financial Agreement, or (b) negotiate, settle, compromise, or consent or agree to any change in, the Total Project Cost (as defined in the Financial Agreement) in any manner that directly or indirectly does or could increase the Total Project Cost beyond $78,674,777.

(j)     CREA. At the Closing, Seller shall cause that certain cross reciprocal easement agreement in the form annexed hereto as Exhibit 7.1(j) (“CREA”) to be recorded against the Real Property, which will provide for, inter alia, pedestrian easements, view corridors, certain parking rights, means of access, rights related to stormwater runoff and access to utilities, all of which shall benefit and burden the Real Property and the Excluded Real Property, as more particularly described in the CREA. Purchaser acknowledges that the CREA will be recorded against the Real Property and constitutes a Permitted Exception. None of Seller, Property Owner and 8/9 Transferee shall voluntarily cause to be placed on the Excluded Real Property any encumbrance which would be superior to the CREA.

(k)     Covenant and Restriction Agreement. Purchaser acknowledges that a certain Reciprocal Operation and Easement Agreement for the Harborside Financial Center, dated as of December 4, 1995 (as amended, the “ROEA”) is currently recorded in the title records of certain of the other parcels within the Harborside Financial Center, and that Purchaser has reviewed the ROEA during its due diligence as part of the Documents. At the Closing, Seller shall enter in an agreement, in the form annexed hereto as Exhibit 7.1(k) (the “CRA”), to be recorded against the Real Property; it being understood that the CRA shall, inter alia, subject the Real Property to certain provisions of the ROEA and, require the continued use of the name “Plaza X” and “the Harborside Financial Center” at the Real Property. Purchaser acknowledges that the CRA will be recorded against the Real Property and constitutes a Permitted Exception.

(l)     Insurance. From the Effective Date until Closing Seller shall, and shall cause Property Owner and PXR to, maintain existing insurance policies with respect to the Property (or replacements or renewals thereof) in full force and effect.

(m)     Taxes. From the period beginning on the Effective Date until Closing, Seller shall cause Property Owner and PXR to: (i) pay all real estate taxes and assessments which are due and payable during such period (subject to proration); and (ii) pay all franchise taxes (subject to proration) due and payable during such period for each of Seller, Property Owner and PXR in all jurisdictions where such entity was formed or where such entity is qualified to transact business.

(n)     Zoning. Except as expressly provided in this Agreement, from the Effective Date until Closing, Seller shall not, and shall cause Property Owner and PXR not to, initiate any zoning reclassifications or variance order with respect to the Property, impose or incur any restrictive covenant or execute a subdivision plat or otherwise voluntarily affect the zoning and permitted uses of the Property.

(o)     Walkway Easement. At or prior to the Closing, Seller shall cause that certain walkway easement, in the form annexed hereto as Exhibit 7.1(o) (the “Walkway Easement), to be recorded against the Real Property, which will provide for a thirty (30) foot-wide pedestrian walkway easement traversing the waterfront portion of the Property (the “Waterfront Walkway”) for use by the general public which shall burden the Real Property, to be more particularly described in the Walkway Easement. Purchaser acknowledges that the Walkway Easement will be recorded against the Real Property and constitutes a Permitted Exception.

Section 7.2.......JMB Construction Contract and JMB Cooling Tower Contract. If at Closing, all amounts required to be paid to JMB under the JMB Construction Contract and JMB Cooling Tower Contract have not been paid and Seller has not received final lien waivers from JMB with respect to such contracts and any subcontracts entered into by JMB under the JMB Construction Contract and JMB Cooling Tower Contract, Seller shall remain responsible for obtaining such final lien waivers (but only to the extent that the statutory period for the applicable contractor to file a lien has not expired) and for paying such remaining amounts and Purchaser shall cooperate with Seller to accomplish the same.

Section 7.3.......Schwab Lease. From and after the Effective Date through and after Closing, Seller and Property Owner (prior to giving effect to the transfers at Closing) shall make all commercially reasonably efforts to cooperate with respect to inquiries and information requests relating to audit rights of amounts included in the Base Operating Year Expenses provided in the Schwab Lease.

Section 7.4.......Excess Net Profits; Fines. To the extent (i) the City audit of the Property shall conclude that there are any excess net profits payable under the Financial Agreement with respect to the operation of the Building and the Property for any period prior to Closing or (ii) any fines are levied against Property Owner by reason of Seller’s failure to perform any of its obligations under the Financial Agreement or PECA for any period prior to Closing, Seller shall be responsible for the payment in full of any such excess net profits or fines, subject to (x) Seller’s right to contest the conclusion of any such audit or the imposition of any such fines, as the case may be, in the name of Property Owner, provided that Property Owner has been apprised of such contest and Purchaser, at Purchaser’s expense, shall have the right to participate in such contest, and (y) Purchaser cooperating with Seller as may be reasonably necessary in connection with such contest, and Seller’s obligation to pay such excess net profits or fines shall only be to the extent the conclusion of such audit or the imposition of such fines, as the case may be, is final and non-appealable. From and after Closing, without Seller’s prior written consent, Purchaser shall not, and shall cause the Property Owner not to, (a) amend or modify the Financial Agreement or PECA in any manner that directly or indirectly does or could increase the excess net profits or fines which Seller is responsible for hereunder, or (b) negotiate, settle, compromise, or consent or agree to any change in, the Financial Agreement or PECA in any manner that directly or indirectly does or could increase the excess net profits or fines which Seller is responsible for hereunder.

Section 7.5.......OCIP. Purchaser shall pay to Seller any amounts actually received by Purchaser or Property Owner from and after Closing under the OCIP, including any refunds or savings thereunder. Seller shall be responsible for any payments which may be required to be made by Property Owner under the OCIP after the Closing.

Section 7.6.......EQR Release. Seller shall use commercially reasonable efforts to obtain a release of AFE from any further obligations under that certain Easement Agreement dated March 21, 2001 by and among AFE, Cali Harborside (Fee) Associates L.P. and EQR – Lincoln North Pier L.L.C.

ARTICLE VIII......

REPRESENTATIONS AND WARRANTIES

Section 8.1.......Harsimus Representations and Warranties. Harsimus represents and warrants to Purchaser thefollowing:

(a)     Status. Harsimus is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of New Jersey.

(b)     Authority. The execution and delivery of this Agreement and all other documents now or hereafter to be executed and delivered by Harsimus pursuant to this Agreement (collectively, the “Harsimus Documents”) and the performance of Harsimus’ obligations hereunder and under the Harsimus Documents have been duly authorized by all necessary action on the part of Harsimus, and this Agreement constitutes, and the Harsimus Documents will constitute, the legal, valid and binding obligation of Harsimus, enforceable in accordance with their terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and except as may be limited by general equitable principles. The person signing this Agreement on behalf of Harsimus has been duly authorized to sign and deliver this Agreement on behalf thereof.

(c)     Non-Contravention. The execution and delivery of this Agreement and the Harsimus Documents by Harsimus and the consummation by Harsimus of the transactions contemplated hereby will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority having jurisdiction over Harsimus, (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Harsimus, (iii) violate any note or other evidence of indebtedness, any mortgage, deed of trust or indenture to which Harsimus is a party or by which it is bound, or (iv) provided the Approvals are obtained, violate any lease or other material agreement or instrument to which Harsimus is a party or by which it is bound.

(d)     Consents. Other than the receipt of the Approvals, no consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement and the Harsimus Documents by Harsimus or the performance by Harsimus of the transactions contemplated hereby.

(e)     Suits and Proceedings. Except as listed on Schedule 8.1(e), there are no legal actions, suits or similar proceedings pending and served, or, to Harsimus’s Knowledge, threatened in writing against Harsimus, which (i) are not adequately covered by existing insurance and (ii) if adversely determined, would materially and adversely affect the value of the Harsimus Interest or Harsimus’ ability to consummate the transactions contemplated hereby.

(f)     Bankruptcy. Harsimus has not (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (C) made an assignment for the benefit of creditors.

(g)     Non-Foreign Entity. Harsimus is not a “foreign person” (within the meaning of Section 1445(f)(3) of the Code).

(h)     Harsimus’ Interest. Harsimus has good title to the Harsimus Interest and has not transferred, assigned, sold, conveyed, pledged, mortgaged, granted a security interest in, or otherwise disposed of the Harsimus Interest or any portion thereof or interest therein or granted any option to any person or entity to acquire such interest. The Harsimus Interest is free and clear of all liens, encumbrances, liabilities, claims, exceptions, covenants and restrictions of any kind or character, including but not limited to, any security interests or, any restriction on sale or assignment or granting of any option, right or agreement for the purchase or acquisition of the same or any interest in the same.

The provisions of this Section 8.1 are subject to the limitations on liability with respect to the representations, warranties and covenants of Harsimus set forth in Section 8.5 of this Agreement.

Section 8.2.......Columbia Representations and Warranties. Columbia represents and warrants to Purchaser the following:

(a)     Status. Columbia is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of New Jersey.

(b)     Authority. The execution and delivery of this Agreement and all other documents now or hereafter to be executed and delivered by Columbia pursuant to this Agreement (collectively, the “Columbia Documents”) and the performance of Columbia’s obligations hereunder and under the Columbia Documents have been duly authorized by all necessary action on the part of Columbia, and this Agreement constitutes, and the Columbia Documents will constitute, the legal, valid and binding obligation of Columbia, enforceable in accordance with their terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and except as may be limited by general equitable principles. The person signing this Agreement on behalf of Columbia has been duly authorized to sign and deliver this Agreement on behalf thereof.

(c)     Non-Contravention. The execution and delivery of this Agreement and the Columbia Documents by Columbia and the consummation by Columbia of the transactions contemplated hereby will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority having jurisdiction over Columbia, (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Columbia, (iii) violate any note or other evidence of indebtedness, any mortgage, deed of trust or indenture to which Columbia is a party or by which it is bound, or (iv) provided the Approvals are obtained, violate any lease or other material agreement or instrument to which Columbia is a party or by which it is bound.

(d)     Consents. Subject to receipt of the Approvals, no consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement and the Columbia Documents by Columbia or the performance by Columbia of the transactions contemplated hereby

(e)     Suits and Proceedings. Except as listed on Schedule 8.2(e), there are no legal actions, suits or similar proceedings pending and served, or, to Columbia’s Knowledge, threatened in writing against Columbia, which (i) are not adequately covered by existing insurance and (ii) if adversely determined, would materially and adversely affect the value of the Columbia Interest or Columbia’ ability to consummate the transactions contemplated hereby.

(f)     Bankruptcy. Columbia has not (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (C) made an assignment for the benefit of creditors.

(g)     Non-Foreign Entity. Columbia is not a “foreign person” (within the meaning of Section 1445(f)(3) of the Code).

(h)     Columbia Interest. Columbia has good title to the Columbia Interest and has not transferred, assigned, sold, conveyed, pledged, mortgaged, granted a security interest in, or otherwise disposed of the Columbia Interest or any portion thereof or interest therein or granted any option to any person or entity to acquire such interest. The Columbia Interest is free and clear of all liens, encumbrances, liabilities, claims, exceptions, covenants and restrictions of any kind or character, including but not limited to, any security interests or, any restriction on sale or assignment or granting of any option, right or agreement for the purchase or acquisition of the same or any interest in the same.

The provisions of this Section 8.2 are subject to the limitations on liability with respect to the representations, warranties and covenants of Columbia set forth in Section 8.5 of this Agreement.

Section 8.3.......Seller’s Representations and Warranties. Seller represents and warrants to Purchaser the following:

(a)     Non-Contravention. The consummation of the transactions contemplated hereby will not, provided the Approvals are obtained, violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority having jurisdiction over the Property, the Seller’s LLC Interests, the Seller, the Property Owner or PXR.

(b)     Suits and Proceedings/Insurance.

(i)     Except as listed in Schedule 8.3(b)(i), there are no legal actions, suits, arbitrations, administrative proceedings or similar proceedings pending and served, or, to Seller’s Knowledge, threatened in writing against Property Owner, PXR or the Property which (i) are not adequately covered by existing insurance and (ii) if adversely determined, would materially and adversely affect the value of the Property (or the continued operations thereof), any rights to develop the Property or the PILOT, or Seller’s ability to consummate the transactions contemplated hereby.

(ii)     Attached hereto as Schedule 8.3(b)(ii) (the “Schedule of Insurance by Property Owner”) is a correct and complete list, in all material respects, of the types and amounts of insurance coverage maintained by the Property Owner and in force with respect to the Property, Ground Lease or Sublease. Property Owner has not received any notice in writing from the companies issuing such insurance which threatens to withdraw such coverage or requiring that any work be performed to preserve such coverage. All premiums on existing insurance policies which are due and payable prior to the Closing Date shall be paid.

(c)     Leases/Tenants.

(i)     As of the Effective Date, the only tenant (excluding subtenants) at the Building is Schwab. Schedule 8.3(c)(i)-1 annexed hereto is a true and complete schedule identifying the Schwab Lease and all material guarantees, amendments and modifications thereto. Schedule 8.3(c)(i)-2 annexed hereto is a true and complete schedule identifying the Sublease and all material amendments and modifications thereto, other than the Amendment to Sublease, which is not reflected on said schedule. Schedule 8.3(c)(i)-3 annexed hereto is a true and complete schedule identifying the Ground Lease and all amendments and modifications thereto, other than the Amendment to Ground Lease, which is not reflected on said schedule. The Documents made available to Purchaser pursuant to Section 5.2 hereof include true and correct copies of (i) the Schwab Lease (as described on Schedule 8.3(c)(i)-1), (ii) the Sublease (as described on Schedule 8.3(c)(i)-2), and (iii) the Ground Lease (as described on Schedule 8.3(c)(i)-3).

(ii)     Except as set forth on Schedule 8.3(c)(ii), no written claim of material default (which remains uncured) under the Schwab Lease has been given or received by any party thereto prior to the date hereof and Seller has not received written notice from Schwab claiming any rights of set-off or counterclaim under the Schwab Lease.

(iii)     To Seller’s Knowledge, Schedule 8.3(c)(iii) is a true and correct list, in all material respects, of subleases under the Schwab Lease at the Building (collectively, the “Schwab Subleases”). To Seller’s Knowledge, the Documents made available to Purchaser pursuant to Section 5.2 hereof include copies of all the Schwab Subleases in Seller’s, AFE’s, PXURA’s, PXLA’s and PXR’s possession.

(d)     Contracts. Schedule 8.3(d)(1) is a true and correct list of all material written contracts and agreements (collectively, “Contracts”), other than the Ground Lease, Sublease and the Schwab Lease, which will be binding upon Purchaser (whether directly or indirectly) and/or the Property after the Closing. The Documents made available to Purchaser pursuant to Section 5.2 hereof include copies of all of the Contracts. Except as set forth on Schedule 8.3(d)(2), no written claim of a material default (which remains uncured) or rights of set-off or counterclaim under the Contracts has been given or received by any party prior to the date hereof. Schedule 8.3(d)(3) sets forth the amount, if any, remaining to be paid under the JMB Contract and the JMB Cooling Tower Contract. Schedule 8.3(d)(4) is a true and correct list of all Warranties delivered to Seller under the JMB Contract and the JMB Cooling Tower Contract, excluding the warranties set forth in such contracts. To Seller’s knowledge, each of the Warranties set forth on Schedule 8.3(d)(4) is in full force and effect and, except as set forth on Schedule 8.3(d)(5), there are no rights of set-off or counterclaim under any of such Warranties.

(e)     Legal Compliance. Neither Seller nor Property Owner has received any written notices or citations of any violations of any applicable local, state or federal law, municipal ordinance or regulation, order, rule or requirement of any Federal, State or municipal department or agency having jurisdiction over or affecting the Property or the construction, management, ownership, maintenance, operation, use, improvement, acquisition or sale thereof (including, without limitation, building, health and environmental laws, regulations and ordinances) which would have a material adverse effect on a Property as currently owned, occupied and operated. Neither Seller nor Property Owner has received any written notification from any governmental or public authority that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned, occupied and operated.

(f)     Environmental. Except as may be disclosed in any of the environmental reports described on Schedule 8.3(f) (collectively, the “Environmental Reports), copies of which have been provided to Purchaser, (i) neither Seller nor Property Owner has received any written notice of any violation of any Environmental Law with respect to the Property, and (ii) neither Seller nor Property Owner has asserted in writing that Schwab has caused any violation of any Environmental Law with respect to the Property. Seller has caused the Updated Deed Notice and the termination of the Existing Deed Notice, in accordance with N.J.S.A. 58:10B-13, to be submitted for recording in the title records of the Real Property in the official land records of the City or the County Recorder’s Office of Hudson County, New Jersey.

(g)     Bankruptcy. Neither Seller nor Property Owner has (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (C) made an assignment for the benefit of creditors.

(h)     Financial Matters. Attached hereto as Exhibit 8.3(h) are true, correct and complete copies, in all material respects, of the Financial Statements. The Financial Statements present fairly in all material respects the financial position of AFE (together with its consolidated subsidiaries) as of the date thereof in accordance with GAAP. As of the date of the Financial Statements, there were no material liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, of AFE (together with its consolidated subsidiaries, including, without limitation, PXURA, PXLA and PXR) required pursuant to GAAP to be reflected in the Financial Statements or disclosed in the notes thereto which were not so reflected or disclosed. Since the date of the Financial Statements, no material liabilities have been incurred by AFE (together with its consolidated subsidiaries, including, without limitation, PXURA, PXLA and PXR) which would be required to be reflected in a balance sheet of AFE (together with its consolidated subsidiaries, including, without limitation, PXURA, PXLA and PXR) prepared in accordance with GAAP, other than liabilities incurred in the ordinary course of AFE’s (together with its consolidated subsidiaries’, including, without limitation, PXURA, PXLA and PXR) business consistent with past practice or as disclosed in the schedules and liabilities.

(i)     Licenses and Permits. Schedule 8.3(i) contains a complete and correct list of all material Licenses and Permits issued by all applicable governmental authorities to the Property Owner with respect to the ownership, management and operation of the Property. The Documents made available to Purchaser pursuant to Section 5.2 hereof include copies of each License and Permit existing on the date hereof. Neither Property Owner nor PXR has not received written notice that any License and Permit has been or is threatened to be revoked. The consummation of the transactions contemplated hereby shall not cause any License and Permit to be terminated or revoked. Seller has no knowledge of any continuing obligations which will be binding upon the Property Owner under the Redevelopment Agreement other than such obligations which are contained in the original Redevelopment Agreement and the Amendments dated January 7, 1986, April 30, 1991, August 11, 1993, January 28, 1997, June 10, 1997 and December 19, 2001.

(j)     Taxes. None of PXLA, PXR, PXURA or AFE has filed an election under Treasury Regulation Section 301.7701-3 to be classified other than as provided in Treasury Regulation Section 301.7701-3(b).

(k)     Leasing Commission Agreements. The Leasing Commission Agreements constitute all of the leasing agreements to which Property Owner is a party and which affect the Property. The Documents made available to Purchaser pursuant to Section 5.2 hereof include copies of all Leasing Commission Agreements listed on Schedule 8.3(k).

(l)     Mortgage Liens. As of the date hereof, there is no outstanding mortgage lien affecting the Property. Property Owner has not made any assignment, pledge or mortgage of, or granted any security interest in, any portion of the Property.

(m)     Encumbrances. None of AFE, PXR, PXURA and PXLA has entered into any written contracts for the sale of the Property, Ground Lease, Sublease, PXLA’s interest in the Schwab Lease or Seller’s LLC Interests which remain binding on any of AFE, PXR, PXURA and PXLA and, other than provided in the Schwab Lease, none of Columbia, Harsimus, AFE, PXR, PXURA and PXLA has granted, directly or indirectly, any currently effective options to purchase the Property, Ground Lease, Sublease or PXLA’s interest in the Schwab Lease. Other than as set forth in the Schwab Lease, no person, firm or entity has any rights to acquire an ownership interest in the Property including, without limitation, any rights of first refusal, rights of reverter or rights of first offer relating to the Property, Ground Lease, Sublease or PXLA’s interest in the Schwab Lease. Other than in favor of Seller, there are no options to purchase or rights to acquire an ownership interest, including, without limitation, rights of first refusal, rights of reverter or rights of first offer, with respect to the Seller’s LLC interests.

(n)     Condemnation. In the past two years, none of Seller, Property Owner or PXR has received written notice of any pending or contemplated condemnation or eminent domain proceedings affecting the Property, and to Seller’s Knowledge, there is no: (i) pending or contemplated annexation or condemnation proceeding affecting, or which may affect, all or any portion of the Property; or (ii) proposed change in road patterns or grades which may adversely affect access to any roads providing a means of ingress to or egress from the property.

(o)     Employees. None of AFE, PXR, PXURA and PXLA has or has ever had any employees. None of AFE, PXR, PXURA and PXLA is a participant in any pension or employee benefit plans subject to the provisions of the Employee Retirement Security Act of 1974, as amended. None of AFE, PXR, PXURA and PXLA has officers or directors. Each of AFE, PXR, PXURA and PXLA is member-managed.

(p)     Development Rights. None of AFE, PXR, PXURA and PXLA has sold, leased, or otherwise encumbered any development rights and/or air rights related to the Property, it being understood, however, that except as set forth in the Plaza X Bifurcated Development Permit, as of the Closing Date there will be no remaining development attributable to the Property and all development rights under the Development Permit will be transferred on or prior to the Closing Date to the Excluded Real Property in connection with the transfer of the Excluded Real Property to 8/9 Transferee.

(q)     PILOT Matters. Seller has delivered to Purchaser a true, accurate and complete copy of the Financial Agreement, Contribution Agreement and the Tax Exemption Application. To Seller’s knowledge, the Financial Agreement is in full force and effect. PXURA has made all payments required to be paid to date under the Financial Agreement and filed all reports in connection therewith required to be filed to date. Neither Seller nor Property Owner has received any written notice that it has failed to pay or perform any obligation on its part to be paid or performed under the Financial Agreement (which remains uncured) or that it is in default (which remains uncured) under the Financial Agreement. To the best of Seller’s knowledge, all representations and warranties of PXURA in the Tax Exemption Application are true, complete and correct in all material respects. AFE has paid all amounts required to be paid to date under the Contribution Agreement and the City has not notified AFE in writing of any default with regard to the Contribution Agreement or prepayment provision of the Financial Agreement. As of the date hereof, there is no litigation or proceedings pending or, to Seller’s knowledge, threatened in writing with respect to the Financial Agreement, the Contribution Agreement or the Tax Exemption Application to which Property Owner or any Seller Entity is a party.

(r)     Property Owner. The statements contained in the third, fourth, fifth and sixth Recitals to this Agreement are incorporated in this Section 8.3(r) as representations and warranties of Seller. AFE owns its interests in PXR free and clear of all liens, encumbrances, liabilities, claims, covenants and restrictions of any kind or character, including but not limited to, any security interests or, any restriction on sale or assignment or granting of any option, right or agreement for the purchase or acquisition of the same or any interest in the same and AFE has not transferred, assigned, sold, conveyed, pledged, mortgaged, granted a security interest in, or otherwise disposed of any of such interests or any portion thereof or interest therein or granted any option to any person or entity to acquire any of such interests. PXR owns its interests in PXURA and PXLA free and clear of all liens, encumbrances, liabilities, claims, covenants and restrictions of any kind or character, including but not limited to, any security interests or, any restriction on sale or assignment or granting of any option, right or agreement for the purchase or acquisition of the same or any interest in the same, and PXR has not transferred, assigned, sold, conveyed, pledged, mortgaged, granted a security interest in, or otherwise disposed of any of such interest or any portion thereof or interest therein or granted any option to any person or entity to acquire any of such interest. Each of AFE, PXR, PXURA and PXLA is validly existing and in good standing under the laws of the State of New Jersey.

The provisions of this Section 8.3 are subject to the limitations on liability set forth in Section 8.5 of this Agreement.

Section 8.4.......Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller the following:

(a)     Status. Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Delaware.

(b)     Authority. The execution and delivery of this Agreement and all other documents now or hereafter to be executed and delivered by Purchaser pursuant to this Agreement (collectively, the “Purchaser Documents”) and the performance of Purchaser’s obligations hereunder and under the Purchaser Documents have been or will be duly authorized by all necessary action on the part of Purchaser, and this Agreement constitutes, and the Purchaser Documents will constitute, the legal, valid and binding obligation of Purchaser, enforceable in accordance with their terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and except as may be limited by general equitable principles. The person signing this Agreement on behalf of Purchaser has been duly authorized to sign and deliver this Agreement on behalf thereof.

(c)     Non-Contravention. The execution and delivery of this Agreement and the Purchaser Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority having jurisdiction over Purchaser, (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, (iii) violate any note or other evidence of indebtedness, any mortgage, deed of trust or indenture to which Purchaser is a party or by which it is bound, or (iv) violate any material agreement or instrument to which Purchaser is a party or by which it is bound.

(d)     Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

Section 8.5.......Survival of Representations and Warranties. The representations and warranties of Harsimus set forth in Section 8.1, of Columbia set forth in Section 8.2, of Seller set forth in Section 8.3(a) and 8.3(r) and of Purchaser set forth in Section 8.4, shall survive the Closing indefinitely and shall not be subject to the Representation Basket (as hereinafter defined) and the Representation Cap (as hereinafter defined) set forth below. The representations and warranties of Seller set forth in Sections 8.3(b) through 8.3(q) will survive the Closing for a period of twelve (12) months, after which time they will merge into the LLC Assignment and Assumption. Purchaser will not have any right to bring any action against Harsimus, Columbia, or Seller as a result of any untruth, inaccuracy or breach of any representations and warranties of Harsimus, Columbia, or Seller, as the case may be, unless and until the aggregate amount of all liability and losses arising out of all such untruths exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Representation Basket”); and then only to the extent of such excess. In addition, in no event will Seller’s liability for all such breaches exceed, in the aggregate, the sum of Ten Million 00/100 Dollars ($10,000,000.00) (the “Representation Cap”). Notwithstanding anything contained herein to the contrary, Harsimus shall be solely liable for a breach of the representations and warranties set forth in Section 8.1, Columbia shall be solely liable for a breach of the representations and warranties set forth in Section 8.2, and Seller shall be solely liable for a breach of its representations and warranties set forth in Section 8.3. None of Harsimus, Columbia or Seller shall have any liability with respect any representation, warranty and covenant herein which may have been made by any of them, respectively, if, prior to the Closing, Purchaser has actual knowledge of a breach of such representation, warranty or covenant by such party and Purchaser nevertheless consummates the transaction contemplated by this Agreement. The Closing Surviving Obligations will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Harsimus, Columbia, or Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the LLC Assignment and Assumption and other Closing documents delivered at the Closing.

Section 8.6.......Updates and Additional Representation/Warranty Matters.

(a)     At the Closing, each Seller Entity and Seller shall deliver to Purchaser a certificate (each, an “Update Certificate”) updating any or all of the representations and warranties made by each such party in this Agreement. The updates contained in the Update Certificate shall in no way affect Purchaser’s obligations to close this transaction unless (x) any update reveals a breach on the part of a Seller Entity or Seller under this Agreement, in which case Purchaser may pursue its remedies set forth in Section 13.1(a) and (b) of this Agreement, or (y) any update (or group of updates, in the aggregate) has a material adverse effect upon the Property or Seller’s LLC Interests and does not reveal a breach on the part of any of Seller or Seller Entity, in which case Purchaser may either (i) close this transaction without any adjustment in the Purchase Price, or (ii) terminate this Agreement upon written notice to Seller, whereupon the Earnest Money Deposit shall be returned to Purchaser and neither party hereto shall have any further rights under this Agreement other than with respect to the Termination Surviving Obligations. Purchaser shall have no ability to update its representations and warranties set forth in Section 8.4 at Closing, it being agreed that any modification to Purchaser’s representations and warranties set forth in this Agreement shall have a material adverse effect upon Purchaser’s ability and/or authority to consummate this transaction.

(b)     Notwithstanding anything in this Agreement to the contrary, including, without limitation, the provisions of Sections 8.1(c) and (d), Sections 8.2(c) and (d), Section 8.3(a), Section 9.1(j) and Section 9.2(g), Purchaser hereby acknowledges that Harsimus, Columbia and Seller have not made, and are not making, either individually or collectively, any representations or warranties whatsoever in this Agreement as to whether or not the approval and consent of the Municipal Council of the City is required in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE IX........

CONDITIONS PRECEDENT TO CLOSING

Section 9.1.......Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Scheduled Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)     Seller shall have delivered to Escrow Agent all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.3.

(b)     Subject to the provisions of Section 8.6(a), all of the representations and warranties of each Seller Entity and Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(c)     Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

(d)     Schwab shall not have commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, during the period from the Effective Date to, and including, the Closing Date.

(e)     The Amended Financial Agreement shall be in full force and effect.

(f)     No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints) that has the effect of preventing the consummation of the transaction contemplated hereby shall be in effect.

(g)     The CREA and the CRA shall have been recorded against the Real Property.

(h)     Title to the Real Property and Improvements shall be in the condition required pursuant to Article VI of this Agreement.

(i)     The Excluded Real Property shall have been, or simultaneously with the Closing shall be, conveyed to 8/9 Transferee.

(j)     The Approvals shall have been obtained.

(k)     The Permit Condition shall have been satisfied.

(l)     The Retained Entity shall have contributed the Retained Interest to Purchaser pursuant to the Retained Interest Assignments, and if required, Harsimus shall have consented thereto.

(m)     Purchaser shall have received an estoppel certificate executed by Schwab certifying as to the items specified in the first sentence of Section 9.02 of the Schwab Lease (the “Threshold Estoppel Certificate”). Notwithstanding the foregoing, Seller agrees to request an estoppel certificate from Schwab certifying as to the items specified in the first sentence of Section 9.02 of the Schwab Lease and such other items concerning the Schwab Lease as Purchaser may reasonably request (“Purchaser’s Proposed Estoppel Certificate”), but it shall only be a condition to Closing that the Threshold Estoppel Certificate be delivered on the Closing Date. Promptly following the parties’ agreement as to the form of the Purchaser’s Proposed Estoppel Certificate, Seller will request that Schwab execute Purchaser’s Proposed Estoppel Certificate and will otherwise reasonably cooperate with Purchaser to facilitate Schwab’s execution of Purchaser’s Proposed Estoppel Certificate including, without limitation, making introductions and arranging meetings between Purchaser and Schwab, to the extent reasonably requested by Purchaser (it being understood however, that in connection with such cooperation Seller shall not be obligated to expend more than a de minimis amount, nor shall Seller be obligated to commence any litigation, arbitration or other proceeding). Seller shall not be in default of its obligations hereunder if Tenant fails to deliver the Threshold Estoppel Certificate, it being agreed that such failure shall merely constitute the failure of a condition precedent to Purchaser’s obligation to close this transaction. Anything to the contrary contained herein notwithstanding, Purchaser obtaining the Threshold Estoppel Certificate shall only be a condition precedent to Purchaser’s obligations hereunder if the Existing Escrow Schwab Amendment does not become effective on the Closing Date pursuant to the terms of the escrow agreement between Schwab and Purchaser.

(n)     The Amended Leases shall have been, or simultaneously with the Closing shall be, recorded against the Real Property.

(o)     The receipt from the Planning Board of the City (the “Planning Board”) of a modification of the resolution previously passed by the Planning Board which authorized the subdivision of Plazas, 8, 9 and 10, which modification expressly approves the deviations or grants a variance from the yard set-back requirements for the West and South sides of the Building.

Section 9.2.......Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Scheduled Closing Date of all of the following conditions, any or all of which may be waived by Seller in it sole discretion:

(a)     Seller shall have received the Purchase Price as adjusted pursuant to, and payable in the manner provided in, this Agreement (including, without limitation, a credit against the Purchase Price in the amount of the Earnest Money Deposit).

(b)     Purchaser shall have delivered to Escrow Agent (to the extent directed by Seller to do so) and/or Seller, as the case may be, all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.2.

(c)     All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(d)     Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

(e)     On the Closing Date, Purchaser shall cause PXLA (as reconstituted on the Closing Date with Purchaser as the indirect owner thereof) to execute and deliver the Property Management Agreement (as hereinafter defined).

(f)     The CREA and the CRA shall have been recorded against the Real Property.

(g)     The Approvals shall have been obtained.

(h)     No Legal Restraint that has the effect of preventing the consummation of the transaction contemplated hereby shall be in effect.

(i)     Intentionally Omitted.

(j)     The Retained Entity shall have contributed the Retained Interest to Purchaser pursuant to the Retained Interest Assignments, and if required, Harsimus shall have consented thereto.

(k)     MCRLP and Columbia shall have been released by Schwab from all liability under all guarantees related to the Schwab Lease and the Right of First Offer and Expansion Agreements shall have been released by Schwab, all such releases of guarantees and agreements being attached hereto as Exhibit 9.2(k) (collectively, the “Schwab Release Documents”).

(l)     The payment to Harsimus of a termination payment of One Million Six Hundred Thousand and 00/100 Dollars ($1,600,000) (the “Option Termination Payment”) in consideration for the termination of Harsimus’ right to participate in the option granted under the Option Agreement.

Section 9.3.......Failure of Condition. If, by the Scheduled Closing Date, any of the conditions set forth in (i) Section 9.1 above are not performed or satisfied for any reason whatsoever or, alternatively, are not expressly waived by Purchaser in writing, then, except as expressly provided below, Purchaser’s sole remedy shall be to terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Purchaser and neither party hereto shall have any further rights under this Agreement other than with respect to the Termination Surviving Obligations, and (ii) Section 9.2 above are not performed or satisfied for any reason whatsoever or, alternatively, are not expressly waived by Seller in writing, then, except as expressly provided below, Seller’s sole remedy shall be to terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Purchaser and neither party hereto shall have any further rights under this Agreement other than with respect to the Termination Surviving Obligations. Notwithstanding the foregoing, (x) if any of the conditions set forth in Section 9.1 are not performed or satisfied by the Scheduled Closing Date by reason of a default by Seller under the other provisions of this Agreement, then Purchaser shall be entitled to the remedies set forth in Section 13.1(a) below, and (y) if any of the conditions set forth in Section 9.2 are not performed or satisfied by the Scheduled Closing Date by reason of a default by Purchaser under the other provisions of this Agreement, then Seller shall be entitled to the remedies set forth in Section 13.2 below.

ARTICLE X.........

CLOSING

Section 10.1......Closing. The consummation of the transaction contemplated by this Agreement by delivery of documents and payments of money shall take place at 1:00 p.m. Eastern Time on the Scheduled Closing Date at the offices of Fried, Frank, Harris, Shriver & Jacobson, located at One New York Plaza, New York, New York. Notwithstanding anything in this Agreement to the contrary, including, without limitation, Seller’s right to adjourn the Scheduled Closing Date set forth in Section 6.3(a), the Scheduled Closing Date shall be adjourned to no later than November 15, 2003 (the “Outside Closing Date). If the Closing does not occur by the Outside Closing Date, this Agreement shall automatically terminate and shall be of no further force and effect, whereupon (x) the Earnest Money Deposit shall be returned to Purchaser, unless the failure of the Closing to occur by the Outside Closing Date is due to a default by either party, in which event the provisions of Article XIII shall apply, and (y) neither party hereto shall have any further rights under this Agreement other than with respect to the Termination Surviving Obligations. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended. The acceptance of the LLC Assignment and Assumption by Purchaser shall be deemed to be full performance and discharge of each and every agreement and obligation on the part of Seller to be performed hereunder, other than the Closing Surviving Obligations. The acceptance of the Purchase Price by Seller shall be deemed to be full performance and discharge of each and every agreement and obligation on the part of the Purchaser to be performed hereunder, other than the Closing Surviving Obligations. The parties agree to provide all of the documents required under Sections 10.2 and 10.3 to the Escrow Agent, in escrow, at least one day prior to the Scheduled Closing Date.

Section 10.2......Purchaser’s Closing Obligations. On the Scheduled Closing Date, Purchaser, at its sole cost and expense, will deliver (or cause to be delivered) the following items to Seller at Closing as provided herein (unless the delivery thereof shall have been waived in writing by Seller):

(a)     the Purchase Price, after all adjustments are made as herein provided (including, without limitation, a credit against the Purchase Price in the amount of the Earnest Money Deposit), by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.2;

(b)     documents evidencing the authority of Purchaser to consummate the transactions contemplated by this Agreement, including, without limitation, evidence that the person executing the LLC Assignment and Assumption on behalf of Purchaser has full right, power and authority to do so;

(c)     a counterpart original of the LLC Assignment and Assumption, duly executed by Purchaser; (d) written notice executed by Purchaser and addressed and delivered to Schwab by Purchaser in accordance with Section 10.6 herein, (i) acknowledging the sale of Seller’s LLC Interest to Purchaser, (ii) indicating that rent should thereafter be paid in accordance with the instructions set forth therein, and (iii) providing a revised address for notice purposes under the Schwab Lease (the “Tenant Notice Letter”), in the form annexed hereto as Exhibit 10.2(d);

(e)     a counterpart original of the Closing Statement, duly executed by Purchaser;

(f)     a property management agreement in the form annexed hereto as Exhibit 10.2(f) (the “Property Management Agreement”), executed by PXLA (as reconstituted on the Closing Date with Purchaser as the indirect owner thereof), pursuant to which Mack-Cali Realty, L.P. (“MCRLP”) or its designee will be retained as the management agent for the Property from and after the Closing;

(g)     a certificate, dated as of the date of Closing, stating (i) that the representations and warranties of Purchaser contained in Section 8.4 are true and correct in all material respects as of the Closing Date;

(h)     if applicable, all transfer and other tax declarations and returns and information returns as may be required by law in connection with the conveyance of Seller’s LLC Interest to Purchaser, including, but not limited to, IRS Forms (collectively, “Transfer Tax Forms”), duly executed and sworn to by Purchaser;

(i)     evidence of the authorization of the transactions contemplated hereby, including a Secretary’s Certificate certifying to the formation and good standing (or equivalent thereof) of Purchaser and proof of any required partner or member consents or approvals, together with such evidence as the Title Company may reasonably require as to the authority of the persons executing documents on behalf of Purchaser;

(j)     a counterpart original of the Retained Interest Assignment to Purchaser, duly executed by Purchaser;

(k)     Fully-executed counterpart originals of the Schwab Release Documents;

(a)

(l)     a guaranty duly executed by Post-Transfer AFE in the form annexed hereto as Exhibit 10.2(l), pursuant to which Post-Transfer AFE shall guaranty the Closing Surviving Obligations of Purchaser (the “AFE Guaranty”);

(m)     an Amended and Restated Limited Liability Company Agreement of Post-Transfer AFE dated as of the Closing Date which agreement has been duly executed by Purchaser (the “Reconstituted AFE Agreement”);

(n)     an agreement, duly executed by Purchaser (the “Option Agreement”), pursuant to which the Retained Entity shall be granted the right to purchase Purchaser’s equity interests in Post Transfer AFE upon the terms and conditions mutually satisfactory to the parties thereto and more particularly set forth therein;

(o)     an amended and restated limited liability company agreement for Purchaser, duly executed by the iStar Harborside Member LLC or its affiliate, upon terms and conditions mutually satisfactory to the parties thereto (the “Purchaser LLC Agreement”);

(p)     a guaranty duly executed by iStar in the form annexed hereto as Exhibit 10.2(p) pursuant to which iStar shall guaranty Purchaser’s obligations under Article XX.

(q)     the Option Termination Payment shall be paid to Harsimus; and

(r)     such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.

Section 10.3......Seller’s Closing Obligations. On the Scheduled Closing Date, Seller (and/or each of the Seller Entities, as the case may be) will deliver (or cause Property Owner to deliver) to Purchaser the following documents (unless the delivery thereof shall have been waived in writing by Purchaser):

(a)     an assignment and assumption of Seller’s LLC Interest in the form annexed hereto as Exhibit 10.3(a) (the “LLC Assignment and Assumption”), free and clear of liens and encumbrances, duly executed by each of the Seller Entities, conveying to Purchaser all of Seller’s LLC Interest;

(b)     the Tenant Notice Letter, duly executed by PXLA;

(c)     (i) evidence of the authorization of the transactions contemplated hereby (including without limitation, the transfer of the Seller’s LLC Interests, transfer of the Excluded Real Property to 8/9 Transferee, the Option Agreement and Purchaser LLC Agreement), including without limitation, Secretary’s or Member’s Certificates certifying to the formation and good standing (or equivalent thereof) of each of the Seller Entities, AFE, PXR, PXURA and PXLA (and Columbia’s affiliates with respect to the Retained Interest Assignments, the Option Agreement and Purchaser LLC Agreement), certifying and annexing all charter documents of all parties controlling such entities and any and all partner, member or board consents or approvals required by such charter documents, together with such other evidence as the Title Company or Purchaser may reasonably require as to the due authority of the persons executing documents on

(d)     behalf of the applicable entities to execute such documents; and (ii) evidence of the authorization of the transactions contemplated hereby (including without limitation, the transfer of the Seller’s LLC Interests, transfer of the Excluded Real Property to 8/9 Transferee and the Option Agreement), including, without limitation, Secretary’s or Member’s certificates certifying to the formation and good standing (or equivalent thereof) of MCRLP and 8/9 Transferee, certifying and annexing all charter documents of all parties controlling such entities and any and all partner, member or board consents or approvals required by such charter documents, together with such other evidence as the Purchaser may reasonably require as to the due authority of the persons executing documents on behalf of the applicable entities to execute such documents;

(e)     a certificate in the form annexed hereto as Exhibit 10.3(d) (“Certificate as to Foreign Status”) certifying that each of Seller and Retained Entity is not a “foreign person” as defined in Section 1445 of the Code;

(f)     the Personal Property and originals (or if not in Seller’s possession, copies) of the: (v) Construction Agreements, (w) Financial Agreement and the Amended Financial Agreement (together with all exhibits thereto), (x) Schwab Lease, (y) Licenses and Permits, and (z) Leasing Commission Agreements, all of which Licenses and Permits, Leasing Commission Agreements and Personal Property may remain on site at the Property and need not be delivered to the location of the Closing;

(g)     if applicable, a counterpart original of the Transfer Tax Forms, duly executed and sworn to by Seller;

(h)     a counterpart original of the Closing Statement, duly executed by Seller;

(i)     copies of any operating files maintained by Property Owner or its property manager in connection with the development, leasing, maintenance, and/or management of the Property, including, without limitation, plans, specifications, operating agreements, bills, invoices, receipts, real estate tax records and information and other general records relating to the income and expenses of the Property;

(j)     a guaranty duly executed by 8/9 Transferee (the “8/9 Transferee Guaranty), in the form annexed hereto as Exhibit 10.3(i), pursuant to which 8/9 Transferee shall (in addition to other matters provided in Section 7.1(b)(ii) hereof) guaranty the obligations and liabilities of Seller which are expressly set forth in (A) Section 8.5 of this Agreement, subject, however, in all respects, to the provisions of said Section 8.5 of this Agreement, (B) Article XV of this Agreement, subject, however, in all respects, to the provisions of said Article XV, (C) Article XIX of this Agreement, subject, however, in all respects, to the provisions of said Article XIX, and (D) the Closing Surviving Obligations (collectively, the “8/9 Guaranty Provisions”);

(k)     a guaranty duly executed by MCRLP in the form annexed hereto as Exhibit 10.3 (j), pursuant to which MCRLP shall guaranty Seller’s obligations under Section 7.2 and Article XX;

(l)     subject to the provisions of Section 8.6(a), a certificate, dated as of the date of Closing, stating that all of the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date;

(m)     evidence reasonably satisfactory to Purchaser that 8/9 Transferee is the owner of the Excluded Real Property on and as of the Closing;

(n)     Seller’s, Property Owner’s or Retained Entity’s title affidavit and if not in the title affidavit, Seller’s, Property Owner’s or Retained Entity’s affidavit required in connection with the Non-Imputation Endorsement, all as reasonably required by the Title Company and reasonably acceptable to each Seller Entity, Property Owner and Retained Entity, as the case may be;

(o)     Intentionally Omitted.

(p)     the keys to the Building;

(q)     a counterpart original of the Property Management Agreement, duly executed by MCRLP or its designee;

(r)     a counterpart original of the Option Agreement, duly executed by the Retained Entity;

(s)     a counterpart original of the Retained Interest Assignments duly executed by Columbia and the Retained Entity, as applicable, together with Harsimus’ consent thereto if required;

(t)     a counterpart original of the Purchaser LLC Agreement duly executed by the Retained Entity;

(u)     counterpart originals of the Schwab Release Documents executed by Seller or its affiliates to the extent required;

(v)     the Amended Leases shall have been, or simultaneously with the Closing shall be, recorded against the Real Property; and

(w)     such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.

(x)     At the Closing, Seller shall deliver to, and certify to, Purchaser a list of Additional Charges (as such term is defined in the Schwab Lease), under Article 4 of the Schwab Lease (collectively, “Operating Expenses”) billed to Schwab for the calendar year in which the Closing occurs (both on a monthly basis and in the aggregate through the month prior to the month in which the Closing occurs if the Closing occurs on or after the fifteenth (15th) day of the month, and if the Closing occurs prior to the fifteenth (15th) day of the month, through the month that is two (2) months prior to the month in which the Closing occurs (i.e., if the Closing occurs on November 10, 2003, through September 2003), the monthly amounts being billed for Operating Expenses and the amounts incurred by Seller on account of the components of Operating Expenses for such portion of such calendar year.

Section 10.4......Prorations.

(a)     Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day preceding the Closing Date (the “Proration Time”), the following (collectively, the “Proration Items”):

(i)     Rentals, in accordance with Section 10.4(b) below;

(ii)     utility charges payable by Seller, AFE, PXURA, PXR, PXLA if any, including, without limitation, electricity, water charges and sewer charges. If there are meters on the Real Property, Seller will cause readings of all said meters to be performed not more than five (5) days prior to the Closing Date, and a per diem adjustment shall be made for the days between the meter reading date and the Closing Date based on the most recent meter reading;

(iii)     all real estate ad valorem and personal property taxes, including, without limitation, all PILOT Payments (as such term is defined in the Schwab Lease) sewer rents and charges and other state, country, school district, municipal and other governmental and quasi-governmental taxes and charges, due and payable by Seller, AFE, PXURA, PXR, PXLA for the calendar year in which the Closing occurs;

(iv)     Purchaser’s Share of the Contribution Amount (as hereinafter defined) and the PILOT Service Charge (as hereinafter defined), in accordance with Section 10.4(e) below;

(v)     charges and payments under service contracts owed by Seller, AFE, PXURA, PXR, PXLA to the extent that the charges and payment refer to periods including the Closing Date; and

(vi)     such other items of income and expense as are typically prorated at closing similar to the transaction contemplated by this Agreement.

        Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Purchaser will be charged and credited for the amounts of all of the Proration Items relating to the period after the Proration Time. The estimated Closing prorations being adjusted pursuant to this Agreement shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser two (2) days prior to the Closing Date (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller. The prorations being adjusted pursuant to this Agreement shall be paid at Closing by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at the Closing with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for any deposits with the utility providers, but Seller will, if necessary, maintain such deposits until such time as Purchaser can post its own deposits (but in no event longer than thirty (30) days after Closing) so that such utility service will not be discontinued to the Property. No later than September 30, 2005, Seller and Purchaser will jointly and in good faith prepare a final closing statement reasonably satisfactory in form and substance to Seller and Purchaser (the “Final Closing Statement) setting forth the final determination of the adjustments and prorations provided for herein.

(b)     Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Proration Time) of all Rental previously paid to or collected by Seller and attributable to any period following the Proration Time. After the Closing, Seller will cause to be paid or turned over to Purchaser all Rental, if any, received by Seller after Closing and attributable to any period following the Proration Time. “Rental” as used herein means all Rent (as such term is defined in the Schwab Lease) paid under the Schwab Lease. Rental is “Delinquent” when it was due prior to the Closing Date, and payment thereof has not been made on or before the Proration Time. Delinquent Rental will not be prorated. Purchaser agrees to use good faith collection procedures with respect to the collection of any Delinquent Rental, but Purchaser will have no liability for the failure to collect any such amounts and will not be required to pursue legal action to enforce collection of any such amounts owed to Seller by any tenant. All sums collected by Purchaser from and after Closing from Schwab will be applied first to current amounts owed by Schwab to Purchaser and then to delinquencies owed by Schwab to PXLA. Any sums due Seller will be promptly remitted to Seller.

(c)     With respect to specific tenant billings for work orders, special items performed or provided at the request of Schwab or other specific services, which are collected by Purchaser after the Closing Date but relate to the foregoing specific services rendered by Seller prior to the Proration Time, then notwithstanding anything to the contrary contained herein, Purchaser shall cause the first amounts collected from Schwab specifically for such special services (as opposed to regular scheduled rental payments) to be paid to Seller on account thereof, so long as Seller identifies same prior to Closing.

(d)     Seller shall be liable and solely responsible for the payment of all of the leasing commissions due and owing with respect to the initial term of the Schwab Lease (the “Initial Term Schwab Commissions”). Purchaser shall be liable and solely responsible for all leasing commissions payable under the Leasing Commission Agreements or otherwise with respect to any renewals or extensions of the Schwab Lease (the “Renewal Term Schwab Commissions”), as well as, subject to the provisions of Section 18.2 of this Agreement, the Work Allowance and the Additional Work Allowance (as such terms are defined in the Schwab Lease) and all tenant improvement costs or other expenditures due with respect to any amendments, renewals and/or extensions of the Schwab Lease first arising, accruing and payable following the Closing Date, as set forth in the Schwab Lease or in documents provided to Purchaser prior to Closing and in any documents or pursuant to any agreements (whether written or oral entered into after the Closing by Purchaser or Property Owner), and all of the leasing commissions, tenant improvement costs and other expenditures due and owing with respect to Schwab’s exercise of Schwab’s Expansion Options.

(e)     Prior to the Closing Date, Seller (or Property Owner) shall have pre-paid to the applicable Authority the amount of One Million Five Hundred Seventy-Six Thousand Four Hundred Nineteen and 00/100 Dollars ($1,576,419.00) (the “PILOT Service Charge)” as and for the annual service charge required to be paid in connection with the PILOT. In addition, Purchaser hereby acknowledges that Property Owner has entered into the Contribution Agreement and in connection therewith, the amount of Three Hundred Ninety-Nine Thousand Seven Hundred and No/100 ($399,700.00) (the “Contribution Amount”) has been paid to the City. Seller will receive a credit on the Closing Statement (x) in an amount equal to fifty percent (50%) of the Contribution Amount (“Purchaser’s Share of the Contribution Amount”), and (y) in an amount equal to the PILOT Service Charge less that amount of the PILOT Service Charge, if any, which was amortized by Seller (and/or Property Owner) prior to the Closing Date (it being understood that the PILOT Service Charge shall be amortized on a straight-line basis commencing on the date of the first PILOT Payment made under the Financial Agreement (excluding the PILOT Service Charge for purposes of determining such first PILOT Payment)).

(f)     At the Closing, Purchaser shall receive a credit against the Purchase Price in an amount calculated in accordance with Schedule 10.4(f), pro-rated for a partial month (the “Rent Shortfall Credit”).

(g)     The provisions of this Section 10.4 shall survive the Closing indefinitely.

Section 10.5......Costs of Title Company and Closing Costs. Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:

(a)     Seller shall pay (i) all state or county documentary stamps on transfer taxes and recording fees and changes necessary or required in connection with the LLC Assignment and Assumption, if any; (ii) Seller’s attorney’s fees; (iii) one-half (1/2) of escrow fees, if any; and (iv) any and all fees required to be paid to the City and/or the Jersey City Redevelopment Authority in connection with obtaining the Approvals from such party for this transaction, including any fees required to be paid for its consent to the transaction contemplated by this Agreement, if such consent is necessary, including any related fees required by, or increases in the amounts payable under, the Financial Agreement in order for the tax exemption to remain in full force and effect, including any fees (or increases in amounts payable under the Financial Agreement) required for obtaining the approval of the transaction contemplated by this Agreement by means of the Ordinance.

(b)     Purchaser shall pay (i) the cost of the premium for its Title Policy and customary title searches, together with all costs of any additional coverage under its Title Policy or endorsements (including, without limitation, the Non-Imputation Endorsement) to its Title Policy that are desired by Purchaser; (ii) all premiums and other costs for any mortgagee policy of title insurance, if any, including but not limited to any endorsements or deletions; (iii) Purchaser’s attorney’s fees; (iv) one-half (1/2) of escrow fees, if any; and (v) the costs of the Survey, as provided for in Section 6.1.

(c)     The provisions of this Section 10.5 shall survive the Closing indefinitely.

Section 10.6......Post-Closing Delivery of Tenant Notice Letters. Immediately following Closing, Purchaser will deliver to Schwab a Tenant Notice Letter, as described in Section 10.2(d). The provisions of this Section 10.6 shall survive the Closing indefinitely.

Section 10.7......Like-Kind Exchange. In the event that either Seller shall elect to effectuate the Closing as a “like-kind” exchange under Section 1031 of the Code, Purchaser agrees to cooperate and assist such Seller in all reasonable respects (with no adjustment to the Closing Date hereunder) in order that the exchange so qualifies as a “like-kind” exchange under Section 1031 of the Code and the Treasury Regulations promulgated, or to be promulgated, thereunder; provided, however, that Seller shall reimburse Purchaser for any reasonable out-of-pocket attorneys’ fees (other than incidental, de minimis expenses and attorneys’ fees).

ARTICLE XI........

CONDEMNATION AND CASUALTY

Section 11.1......Casualty. If, prior to the Scheduled Closing Date, all or a Significant Portion of the Real Property and Improvements is destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty. Purchaser will have the option to terminate this Agreement upon notice to Seller given not later than fifteen (15) days after receipt of Seller’s notice. If this Agreement is terminated, the Earnest Money Deposit will be returned to Purchaser and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If Purchaser does not elect to terminate this Agreement or less than a Significant Portion of the Real Property and Improvements is destroyed or damaged as aforesaid, neither Seller nor the Property Owner will be obligated to repair such damage or destruction but (a) Seller will (or will cause Property Owner to) (i) turn over to Purchaser the insurance proceeds net of reasonable collection costs (or if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty and (ii) assign to AFE (as reconstituted on the Closing Date with Purchaser as the direct or indirect owner therein), without any representation, warranty or recourse whatsoever, all of Property Owner’s rights, if any, to any payments to be made (after the Closing Date) with respect to the Property under any applicable rental loss insurance policies in effect on the Closing Date, and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive credit for any insurance deductible amount. In the event Seller or Property Owner elects to perform any repairs as a result of a casualty prior to Closing, (i) the performance thereof shall be subject, except in the case of emergency or to perform repairs required by applicable law, to Purchaser’s consent, not to be unreasonably withheld, conditioned or delayed, and (ii) Seller will be entitled to deduct its costs and expenses from any amount to which Purchaser is entitled under this Section 11.1, which right shall survive the Closing. Neither Seller nor Property Owner will have any right to elect to perform any repairs after the Closing.

Section 11.2......Condemnation of Property. In the event of any condemnation or sale in lieu of condemnation of all or that portion of the Property which entitles Schwab to terminate the Schwab Lease pursuant to Section 10.04 thereof (a “Material Taking”), Purchaser will have the option, to be exercised within fifteen (15) days after receipt of notice of such condemnation or sale, of terminating Purchaser’s obligations under this Agreement, or electing to have this Agreement remain in full force and effect. In the event that either (i) any condemnation or sale in lieu of condemnation of the Property is not a Material Taking, or (ii) Purchaser does not terminate this Agreement pursuant to the preceding sentence, Seller will (or will cause Property Owner to) turn over to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, and Purchaser will take title to the Property subject to such condemnation and without reduction of the Purchase Price. Should Purchaser elect to terminate Purchaser’s obligations under this Agreement under the provisions of this Section 11.2, the Earnest Money Deposit will be returned to Purchaser and neither Seller nor Purchaser will have any further obligation under this Agreement, except for the Termination Surviving Obligations. Purchaser hereby acknowledges and agrees that the Dedication shall not constitute a Material Taking and Purchaser shall have no rights whatsoever pursuant to the provisions of this Section 11.2 with respect to the Dedication.

ARTICLE XII.......

CONFIDENTIALITY

Section 12.1......Confidentiality. Seller and Purchaser each expressly acknowledge and agree that the transactions contemplated by this Agreement and the terms and conditions concerning the same will be held in confidence by each of them and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, partners, directors, and shareholders and municipal officials with the City with whom Purchaser is permitted to discuss the transaction contemplated herein, or as otherwise permitted hereunder (including, without limitation, Section 5.2(b)), and except and only to the extent that such disclosure may be necessary or advisable for their respective performances hereunder. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons (other than Licensee Parties) without the prior written consent of Seller, unless such disclosure is required by law, rule or regulation. Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII or this Agreement in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for herein pursuant to an opinion of counsel. In addition, prior to or as a part of the Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel, which approval shall not be unreasonably withheld or delayed. Subject to preceding 2 sentences of this Section 12.1, Seller and/or Seller’s Affiliates shall not name Purchaser, Purchaser’s Affiliates, iStar or any iStar affiliates in any public statements or governmental filings related to the transactions contemplated by this Agreement, including, without limitation, press releases, brochures, marketing materials or other written, oral, digital or electronic communications; provided, however, in describing the transactions contemplated by this Agreement, Seller and Seller’s Affiliates may refer to Purchaser, Purchaser’s Affiliates, iStar or any iStar affiliates as an “institutional real estate buyer”. Notwithstanding anything to the contrary provided herein, in no event shall Seller and/or Seller’s Affiliates be liable under this Section 12.1 for any disclosure of Purchaser’s, iStar’s or any iStar affiliates’ involvement in the transactions contemplated by this Agreement to the extent such involvement becomes public knowledge (and only to the extent of such public knowledge) other than as a result of a disclosure by Seller and/or Seller’s Affiliates. The provisions of this Article XII will survive the Closing or any termination of this Agreement. Nothing in this Article XII will negate, supersede or otherwise affect the obligations of the parties under the Confidentiality Agreement, and the provisions of this Article XII will survive the termination of this Agreement, and in the event of a conflict between the provisions of the Confidentiality Agreement and this Agreement, the provisions of this Agreement shall govern.

ARTICLE XIII......

REMEDIES

Section 13.1......Default by Seller.

(a)     In the event the Closing and the transactions contemplated hereby do not occur as herein provided by reason of any default of Seller under this Agreement, Purchaser may, as Purchaser’s sole and exclusive remedy, elect by notice to Seller within ten (10) Business Days following the Scheduled Closing Date, either of the following: (i) to terminate this Agreement, in which event Purchaser will receive from the Escrow Agent the Earnest Money Deposit, and thereafter Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations; or (ii) seek to enforce specific performance of Seller’s obligation to execute the documents required to convey Seller’s LLC Interest to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Other than as expressly set forth in Section 13.1(b) below, Purchaser expressly waives its rights to seek damages in the event that the Closing does not occur by reason of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money Deposit if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before ninety (90) days following the Scheduled Closing Date. Notwithstanding the foregoing as to the Termination Surviving Obligations, nothing contained in this Section 13.1 will limit Purchaser’s remedies at law, in equity or as herein provided in pursuing remedies of a breach by Seller of any of the Termination Surviving Obligations. Purchaser specifically waives its rights to seek any punitive, speculative, or consequential damages.

(b)     Notwithstanding Section 13.1(a) above, if Purchaser terminates this Agreement by reason of Seller’s bad faith, willful default under this Agreement, then, in addition to the return of the Earnest Money Deposit, Purchaser shall be entitled to be reimbursed for Purchaser’s actual out-of-pocket costs related to this transaction, including, without limitation, reasonable attorneys’ and third party fees and reasonable expenses and reasonable due diligence expenses with respect to the purchase of the Property, the negotiation of this Agreement (and ancillary agreements) and obtaining the Title Report and any survey of the Property.

Section 13.2......Default by Purchaser. In the event the Closing and the consummation of the transactions contemplated herein do not occur as provided herein by reason of any default of Purchaser, Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. In such event, Escrow Agent shall pay the Earnest Money Deposit to each of Harsimus (or its designee) and Columbia (or its designee) by separate Federal Reserve wire transfers of immediately available funds to the account designated by each of them, the portion of the Earnest Money Deposit to which each of them is entitled, as set forth in a writing executed by Harsimus and Columbia and which shall be furnished to Escrow Agent, and Purchaser and Seller hereby agree that (a) an amount equal to the Earnest Money Deposit is a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Property, and (b) such amount will be the full, agreed and liquidated damages for Purchaser’s default and failure to complete the purchase of Seller’s LLC Interest, and will be Seller’s sole and exclusive remedy (whether at law or in equity) for any default of Purchaser resulting in the failure of consummation of the Closing, whereupon this Agreement will terminate and Seller and Purchaser will have no further rights or obligations hereunder, except with respect to the Termination Surviving Obligations. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Seller. Notwithstanding the foregoing, as to the Termination Surviving Obligations, nothing contained herein will limit Seller’s remedies at law, in equity or as herein provided in the event of a breach by Purchaser of any of the Termination Surviving Obligations. Seller specifically waives its rights to seek any punitive, speculative, or consequential damages.

ARTICLE XIV.......

NOTICES

Section 14.1......Notices.

(a)     All notices or other communications required or permitted hereunder shall be in writing, and shall be given by any nationally recognized overnight delivery service (using the next business day delivery method) with proof of delivery, or by facsimile transmission (provided that such facsimile is confirmed by the sender by expedited delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

If to Purchaser:

c/o iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
Attn: H. Cabot Lodge III, Executive Vice President
Nina B. Matis, Executive Vice President and General Counsel
(212) 930-9400 (tele.)
(212) 930-9494 (fax)

with a copy to:

Katten Muchin Zavis Rosenman 575 Madison Avenue New York, New York 10022-2585 Attn: Ellen L. Shapiro, Esq. (212) 940-8800 (tele.) (212) 940-8776 (fax)

If to Seller:

c/o Mack-Cali Realty Corporation 11 Commerce Drive Cranford, New Jersey 07016

with separate notices to the attention of:

Attn: Mitchell E. Hersh (908) 272-8000 (tele.) (908) 272-0214 (fax)

and

Attn: Roger W. Thomas, Esq. (908) 272-2612 (tele.) (908) 497-0485 (fax)

and

Columbia Development Company, L.L.C. c/o Panepinto Properties Inc. 30 Montgomery Street, 15th Floor Jersey City, New Jersey 07302 Attn: Joseph A. Panepinto (201) 521-9000 (tele.) (201) 434-3218 (fax)

and

Garden State Development Inc. 30 Montgomery Street, 15th Floor Jersey City, New Jersey 07302 (201) 521-9000 (tele.) (201) 434-3218 (fax)

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson One New York Plaza New York, New York 10004 Attn: Andrew Dady, Esq. (212) 859-8161 (tele.) (212) 859-4000 (fax)

and

Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP 99 Wood Avenue South Woodbridge, New Jersey 08830 Attn: Robert Greenbaum, Esq. (732) 549-5600 (tele.) (732) 549-1881 (fax)

If to Escrow Agent:

First American Title Insurance Company 633 Third Avenue New York, New York 10017 Attn: Anthony Ruggeri (212) 922-9700 (tele.) (212) 922-0881 (fax)

(b)     Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first Business Day following such dispatch and (ii) facsimile transmission as aforesaid shall be deemed given at the time and on the date of machine transmittal provided same is sent and confirmation of receipt is received by the sender prior to 4:00 p.m. Eastern Standard Time on a Business Day (if sent later, then notice shall be deemed given on the next Business Day). Notices may be given by counsel for the parties described above, and such notices shall be deemed given by said party, for all purposes hereunder.

ARTICLE XV........

BROKERAGE

Section 15.1......Brokers. Purchaser and Seller represent that they have not dealt with any brokers, finders or salesmen, in connection with this transaction, other than The Greenwich Group International LLC (the “Broker”). Purchaser and Seller shall each pay one half of any and all fees and commissions payable to the Broker on account of this transaction up to a maximum amount of five hundred thousand dollars ($500,000) each. Purchaser and Seller agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, which either party may sustain, incur or be exposed to by reason of any claim for fees or commissions made through the other party on account of any broker, finder or salesman with whom they have dealt, including, with respect to Purchaser’s indemnity in favor of Seller, any claims made by Broker against Seller with respect to the transactions contemplated by this Agreement in excess of $500,000. The provisions of this Article XV will survive any Closing or termination of this Agreement.

ARTICLE XVI.......

ESCROW AGENT

Section 16.1......Escrow.

(a)     Escrow Agent will hold the Earnest Money Deposit in escrow in an interest-bearing account of the type generally used by Escrow Agent for the holding of escrow funds until the earlier of (i) the Closing, or (ii) the termination of this Agreement in accordance with any right hereunder. The Earnest Money Deposit shall be non-refundable to Purchaser, except as otherwise set forth herein, and shall be credited against the Purchase Price at the Closing. All interest earned on the Earnest Money Deposit shall be paid to the party entitled to the Earnest Money Deposit. In the event the Closing occurs, the Earnest Money Deposit will be released to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money Deposit. In all other instances, Escrow Agent shall not release the Earnest Money Deposit to either party until Escrow Agent has been requested by Seller or Purchaser to release the Earnest Money Deposit as follows: (i) if requested by Seller, then upon Seller’s written demand therefore stating that Purchaser defaulted in the performance of Purchaser’s obligations to close under this Agreement and the facts and circumstances forming the basis of such default and (ii) if requested by Purchaser, then upon Purchaser’s written demand therefore, stating that Seller defaulted in the performance of Seller’s obligations to close under this Agreement and the facts and circumstances forming the basis of such default; provided, that, in neither case shall Escrow Agent release the Earnest Money Deposit until five (5) Business Days following Escrow Agent’s delivery of such written demand to the non-requesting party; provided, further, that if during such five (5) Business Days period, the non-requesting party shall have delivered to Escrow Agent a written dispute to the release of the Earnest Money Deposit, Escrow Agent shall not release the Earnest Money Deposit unless it receives further written direction signed by Seller and Purchaser. If no written dispute is so delivered, Escrow Agent shall disburse the Earnest Money Deposit as directed. Purchaser represents that its tax identification number, for purposes of reporting the interest earnings, is 03-0493637. Harsimus represents that its tax identification number, for purposes of reporting the interest earnings, is 22-3666122, and Columbia represents that its tax identification number, for purposes of reporting interest earnings, is 22-3571776.

(b)     Escrow Agent shall not be liable to any party for any act or omission, except for bad faith, gross negligence or willful misconduct, and the parties agree to indemnify Escrow Agent and hold Escrow Agent harmless from any and all claims, damages, losses or expenses arising in connection herewith. The parties acknowledge that Escrow Agent is acting solely as stakeholder for their mutual convenience. In the event Escrow Agent receives written notice of a dispute between the parties with respect to the Earnest Money Deposit (the “Escrowed Funds”), Escrow Agent shall not be bound to release and deliver the Escrowed Funds to either party but may either (i) continue to hold the Escrowed Funds until otherwise directed in a writing signed by all parties hereto or (ii) deposit the Escrowed Funds with the clerk of any court of competent jurisdiction. Upon such deposit, Escrow Agent will be released from all duties and responsibilities hereunder. Escrow Agent shall have the right to consult with separate counsel of its own choosing (if it deems such consultation advisable) and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

(c)     Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it with respect to the Escrowed Funds, the Property or the subject matter of this Agreement unless requested to do so by Purchaser or Seller and is indemnified to its satisfaction against the cost and expense of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it or the collectibility of any check delivered in connection with this Agreement. Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper parties.

ARTICLE XVII......

MISCELLANEOUS

Section 17.1......Waivers. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

Section 17.2......TIME OF THE ESSENCE. TIME IS OF THE ESSENCE WITH RESPECT TO ALL TIME PERIODS AND DATES FOR PERFORMANCE SET FORTH IN THIS AGREEMENT.

Section 17.3......Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover certain fees from the other party including all reasonable attorneys’ fees and costs resulting therefrom. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 17.3 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

Section 17.4......Construction. Headings at the beginning of each Article and Section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.

Section 17.5......Counterparts. This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original. All such fully executed original counterparts will collectively constitute a single agreement.

Section 17.6......Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.7......Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

Section 17.8......Governing Law. THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW JERSEY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW JERSEY.

Section 17.9......No Recording. Except to the extent the Title Company requires a notice of the settlement to be recorded at Closing against the Real Property, the parties hereto agree that neither this Agreement nor any affidavit or memorandum concerning it will be recorded and unless so required by the Title Company, any recording of this Agreement or any such affidavit or memorandum by Purchaser will be deemed a default by Purchaser hereunder.

Section 17.10.....Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

Section 17.11.....No Partnership. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

Section 17.12.....Limitations on Benefits. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser, Purchaser’s Affiliates, Seller, Seller’s Affiliates and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser, Purchaser’s Affiliates, Seller and Seller’s Affiliates, or their respective successors and assigns as permitted hereunder. Except as set forth in this Section 17.12, nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

Section 17.13.....Assignment: Binding Effect. Except as set forth in this Section 17.13, Purchaser will not have the right to assign this Agreement; Purchaser may assign all of its rights under this Agreement to an entity which directly or indirectly controls, is controlled by, or is under common control with, iStar, including, without limitation, a single purpose entity created by Purchaser for the purpose of holding title to Seller’s LLC Interest. Purchaser will notify each Seller of any such assignment. In the event of any such assignments, whether accomplished as a matter of right or upon the consent of the other party, the original parties to this Agreement shall not be released. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 17.14.....Remedies Cumulative. Except as provided in Article XIII of this Agreement, all rights, powers and privileges conferred hereunder upon the parties in any specific Section shall be cumulative but not restrictive of those given in other Sections of this Agreement and by law.

Section 17.15.....Further Assurances. At and after Closing, the parties shall deliver to each other any additional materials and documents which are necessary or appropriate to further assure, complete and document the consummation of the purchase and sale contemplated herein on the terms described herein. From and after Closing, each party shall afford to the other reasonable access to any information in its possession concerning Seller’s LLC Interest and the operations of the Property (including the right to copy the same at the expense of the party desiring the copy) for purposes of ascertaining post-Closing adjustments, tax examinations or audits, or other similar purposes.

Section 17.16.....Cooperation.

    (a)        Purchaser acknowledges that Seller and/or any one or more of its Affiliates may be required by the Securities and Exchange Commission to file audited financial statements for one to three years after Closing with regard to the Property. At no cost or liability to Purchaser, after Closing, Purchaser shall, and shall cause each Property Owner, to reasonably cooperate with Seller and/or its Affiliate, its counsel, accountants, agents and representatives, to provide them with reasonable access to Purchaser’s and Property Owner’s books and records with respect to the ownership, management, maintenance and operation of the Property for the applicable period, and permit them to copy same. Seller or its Affiliate agrees to deliver to Purchaser a commercially reasonable confidentiality agreement in connection with the foregoing prior to any such access or copying.

    (b)(i)        Seller and only Seller shall prepare and file, or cause to be prepared and filed, all tax returns and reports that are required to be filed by or with respect to each Property Owner entity for all tax periods ending on or prior to the Closing Date and any amended tax return or report for any such tax period (any such tax return or report or amended tax return or report, a “Pre-Closing Tax Return”). Unless otherwise required by applicable law or contrary to the reasonable advice of Seller’s tax counsel or accountants, any Pre-Closing Tax Return shall be prepared on a basis consistent with past practice. Seller shall deliver, or cause to be delivered (the date of such delivery, the “Delivery Date”), a copy of each such Pre-Closing Tax Return to the Purchaser for the Purchaser’s review. The Purchaser shall have until midnight on the tenth (10th) day following the Delivery Date of a Pre-Closing Tax Return to deliver to the Seller any proposed revisions that it may have to such return, which proposed revisions shall be in writing and shall be set forth in reasonable detail. Seller may incorporate (or cause to be incorporated) any one or more of such proposed revisions but shall be required to incorporate (or cause to be incorporated) only those proposed revisions: (i) which are not inconsistent with the past practice in filing such return, except if otherwise required by applicable law or contrary to the reasonable advice of Seller’s tax counsel or accountants; (ii) in the case of any federal income tax return, which has “substantial authority” (within the meaning of Treasury Regulations Section 1.6662-4(d)(1)) and which would replace a position for which there is no “substantial authority” (within the meaning of Treasury Regulations Section 1.6662-4(d)(1)); and (iii) in the case of any other Pre-Closing Tax Return, which are correct under applicable law and which would replace a position which is clearly erroneous; provided, however, that, notwithstanding anything herein to the contrary, Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) shall be required with respect to any position contained on any such Pre-Closing Tax Return which would reasonably result in an increase in liability to Purchaser post-Closing (including under the Financial Agreement or Amended Financial Agreement). Seller, and only Seller, may prepare and file or cause to be prepared and filed a Pre-Closing Tax Return, and under no circumstances may a Pre-Closing Tax Return be filed by Purchaser or any other person without Seller’s prior written consent. Seller, and only Seller, shall control (subject to Purchaser’s rights hereunder) any Audit (as defined below) in respect of any tax period ending on or prior to the Closing Date (“Seller Audit”) and, in connection therewith, Seller shall keep Purchaser fully and contemporaneously apprised of all material aspects of any Seller Audit and shall promptly furnish or cause to be promptly furnished to Purchaser copies of any and all documents, reports, correspondence and other written materials pertaining to any Seller Audit. Seller shall be authorized to take, or cause to be taken (or not take, or cause not to be taken) any action with respect to any Seller Audit in its sole discretion; provided, however, that Seller shall not take or cause to be taken (or not take, or cause not to be taken) any action which would reasonably result in an increase in liability to Purchaser post-Closing (including under the Financial Agreement or Amended Financial Agreement) without Purchaser’s prior written consent (which consent shall not be unreasonably withheld conditioned or delayed). Seller, and only Seller, shall be entitled to any refund or credit (and/or benefit therefrom) resulting from the filing of any Pre-Closing Tax Return or arising from or in respect of any Seller Audit.

    (ii)        The Purchaser shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all tax returns and reports that are required to be filed by or with respect to each Property Owner for all tax periods beginning prior to, and ending after, the Closing Date, as well as any amended tax return or report for any such tax period (any such return and report or amended return or report, a “Straddle Return”). Purchaser shall deliver, or cause to be delivered a copy of each such Straddle Return to Seller for Seller’s review at least ten (10) prior to the filing thereof. Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required with respect to any position contained on a Straddle Return which would reasonably result in an increase in liability to Seller for any pre-Closing period (including under the Financial Agreement or Amended Financial Agreement), except that no such consent shall be required if the total liability resulting from such position is allocable proportionately between Seller and Purchaser and Purchaser is liable for more than fifty percent (50%) of said liability. Unless otherwise required by applicable law, any Straddle Return shall be prepared on a basis consistent with past practice (to the extent of past practice). The Purchaser shall control (subject to Seller’s rights hereunder) and, unless the Seller consents in writing for the Purchaser to do otherwise, shall diligently pursue and defend (and shall cause a Property Owner to diligently pursue and defend) any Audit of any Straddle Period (“Straddle Audit”); provided, however that, without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not take or cause or permit to be taken (or not take, or cause or permit not to be taken) any action which could reasonably be expected to result in an increase in liability for Seller for any pre-Closing period (including under the Financial Agreement or Amended Financial Agreement), except that no such consent shall be required if the total liability resulting from such action is allocable proportionately between Seller and Purchaser and Purchaser is liable for more than fifty percent (50%) of said liability. Purchaser shall keep the Seller fully and contemporaneously apprised of all material aspects of any Straddle Audit and shall promptly furnish or cause to be promptly furnished to the Seller copies of any and all documents, reports, correspondence and other written materials pertaining to any Straddle Audit. At the reasonable request of Seller, the Purchaser shall use commercially reasonable efforts to pursue any claim for a refund or credit in respect of any taxes for any Straddle Period, either by the filing of an amended Straddle Return or during a Straddle Audit, unless Purchaser reasonably believes, and is able to establish to the reasonable satisfaction of Seller and its tax counsel and accountants, that the total cost of pursuing such claim would exceed the amount of such refund or credit. Purchaser shall pay to Seller Seller’s proportionate share of any such refund or credit (i.e., the amount of such refund or credit multiplied by the fraction the numerator of which is the total number of days in the Pre-Closing Straddle Period and the denominator of which is the total number of days in such Straddle Period) and any interest thereon so obtained promptly after receipt from, or allowance thereof, by the relevant tax authority, less Seller’s proportionate share of the cost thereof. The Seller and Purchaser shall, and Purchaser shall cause any Property Owner to, fully cooperate in the obtaining of any refund or credit.

    (iii)        For purposes of this Section 17.16(b), the term “Audit” shall mean any audit, assessment, or other examination or claim by any tax authority and any judicial, administrative or other proceeding or litigation (including any appeal of any such judicial, administrative or other proceeding or litigation), relating to taxes or tax returns or reports. For purposes of this Section 17.16(b), the term “Pre-Closing Straddle Period” shall mean with respect to any Straddle Period, the portion of such Straddle Period beginning on the first day thereof and ending on an including the Closing Date. The Purchaser shall not dispose of any records or documents relevant to any taxes or Pre-Closing Returns or Straddle Returns prior to the later of six months after the expiration of the applicable limitations period on assessment with respect to any such taxes or tax returns, or the final resolution of any Seller Audit or Straddle Audit initiated prior to the expiration of the applicable limitations period.

    (iv)        Seller and Purchaser shall cooperate fully, to the extent reasonably requested, in connection with the filing of any tax return (e.g., Pre-Closing Tax Return or Straddle Tax Return) or the procuring or claiming of any refund or credit for any overpayment of taxes and with respect to any Audit (e.g., any Seller Audit or Straddle Audit). Such cooperation shall include, but shall not be limited to: (A) subject to any limitations set forth in this Section 17.16, the taking or making or the declining to take or make (or the causing of any Property Owner to take or make or to decline to take or make) any action, position or claim with respect to any Audit or tax return, as directed by the party authorized under Section 17.16 to prepare, file and/or control such tax return or Audit (e.g., with respect to Seller’s control of any Seller Audit in accordance with Section 17.16(b)(i)); (B), the prompt furnishing and/or making available by Seller, Purchaser and any Property Owner of any and all relevant records, documents, consents, certificates, workpapers and other information as may be necessary to control and defend any Audit and/or to prepare and timely file any tax return; and (C) making employees available on a mutually convenient basis to sign any tax return and/or sign-off on any Audit and to provide additional information and explanation of any material provided hereunder.

    (c)        For purposes of this Section 17.16, and as the context requires, any reference to “Property Owner” in this Section 17.16 shall be deemed to refer to and include any one or more of the Post-Transfer AFE entities.

Section 17.17.....Exculpation. (a) If the Closing shall occur, other than expressly contained in guaranties, indemnities or agreements entered into at Closing by Seller, 8/9 Transferee and/or MCRLP or Seller’s Affiliates for the benefit of Purchaser (and/or Purchaser’s Affiliates), Purchaser acknowledges and agrees that Purchaser shall look solely to Seller’s, AFE’s, PXURA’s, PXLA’s and PXR’s interests in the Property, the Ground Lease and the Sublease, and Seller’s LLC Interest, for the recovery of any judgment against Seller arising out of or relating to this Agreement and the transactions contemplated herein, and no other property or assets of Seller, Seller’s Affiliates or any of Seller’s and Seller’s Affiliates direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors, and any successors or assigns of the foregoing (collectively with Seller, “Seller Related Parties”) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Purchaser’s remedies under or with respect to this Agreement. Purchaser agrees to indemnify and hold the Seller Related Parties harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) (collectively, “Losses”) incurred by any of the Seller’s Related Parties arising from or by reason of any damage to person or property caused by Purchaser’s breach of this Section 17.17(a).

(b)     If the Closing occurs hereunder, then other than expressly contained in guaranties, indemnities or agreements entered into at Closing by Purchaser, Post-Transfer AFE, iStar or Purchaser’s Affiliates for the benefit of Seller (and/or Seller’s Affiliates), Seller acknowledges and agrees that Seller shall look solely to Purchaser’s, AFE’s, PXURA’s, PXLA’s and PXR’s interests in the Property, the Ground Lease and the Sublease, and Seller’s LLC Interest, for the recovery of any judgment against Purchaser arising out of or relating to this Agreement and the transactions contemplated herein, and no other property or assets of Purchaser, Purchaser’s Affiliates or any of Purchaser’s and Purchaser’s Affiliates direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors, and any successors or assigns of the foregoing (collectively with Purchaser, “Purchaser Related Parties”) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Seller’s remedies under or with respect to this Agreement. Seller agrees to indemnify and hold the Purchaser Related Parties harmless from and against any and all Losses incurred by any of the Purchaser’s Related Parties arising from or by reason of any damage to person or property caused by Seller’s breach of this Section 17.17(b).

Section 17.18.....Drafts Not an Offer to Enter into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of Seller’s LLC Interest or the Property. The parties shall be legally bound with respect to the purchase and sale of the Seller’s LLC Interest pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, including, without limitation, all of the exhibits hereto, and each of Seller and Purchaser have fully executed and delivered to each other a counterpart of this Agreement. Unless and until each of Seller and Purchaser have fully executed and delivered a counterpart of this Agreement to the other, neither shall have any obligation whatsoever to the other, except as set forth in the Confidentiality Agreement.

ARTICLE XVIII.....

SCHWAB MATTERS

Section 18.1......Schwab’s Lease.

(a)     As set forth in Section 7.1(e), Purchaser is permitted to have negotiations with Schwab regarding the Schwab Lease and related issues.

Section 18.2......Work Allowance and Additional Work Allowance.

(a)     Purchaser acknowledges that (i) pursuant to and in accordance with the provisions of (x) Section 6.02 of the Schwab Lease, PXLA is obligated to pay to Schwab the Work Allowance, and (y) Section 6.05 of the Schwab Lease, PXLA is obligated to pay to Schwab the Additional Work Allowance and (ii) the Additional Work Allowance is repaid to the landlord under the Schwab lease during the term thereof in accordance with the provisions of Section 6.05(f) of the Schwab Lease. It is the intention of the parties that Seller shall provide Purchaser, at Closing, a credit in an amount equal to any unpaid portion of the Work Allowance (the “Work Allowance Credit), and Purchaser (together with Purchaser’s Affiliates) shall, from and after the Closing, assume all obligations and liabilities with respect to the Work Allowance and Additional Work Allowance, and shall pay to Schwab same as and when due.

(b)     Notwithstanding anything to the contrary in the foregoing, Purchaser shall indemnify, defend and hold the Seller Related Parties (including, without limitation, MCRLP and Columbia), harmless from any and all Losses arising or resulting out of Purchaser’s failure to pay the Work Allowance (up to, but not to exceed the amount of the Work Allowance Credit) and the Additional Work Allowance to Schwab as and when due.

(c)     In the event that it shall be finally determined (whether by settlement or by a final, non-appealable order issued by a court of competent jurisdiction) that any Work Allowance payments in excess of the Work Allowance Credit are owed after the Closing to Schwab under Section 6.02 of the Schwab Lease, then Seller shall indemnify, defend, and hold Purchaser and the Purchaser Related Entities harmless from any and all Losses arising on account of such excess Work Allowance payments.

ARTICLE XIX.......

INDEMNITY

Section 19.1......Indemnification by Seller. In addition to any other indemnities expressly provided for in this Agreement, Seller agrees to indemnify, hold harmless and defend Purchaser from and against:

(a)     any Losses which accrue or which are based upon Seller’s failure to comply with its Closing Surviving Obligations or events which occurred prior to the Closing Date, except for Losses arising out of matters which are Purchaser’s liability under this Agreement, all matters which pursuant to Section 5.4 of this Agreement Seller has disclaimed liability or responsibility for, including, without limitation, the condition of the Property on or prior to the Closing Date, and matters which are apportioned hereunder;

(b)     any Losses which accrue or which are based upon events related to the Excluded Real Property which occurred prior to the Closing Date; and

(c)     all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment instituted by a third party against Purchaser or by the Purchaser against Seller or a third party incident to any of the matters indemnified against in this Section 19.1.

Section 19.2......Indemnification by Purchaser. In addition to any other indemnities expressly provided for in this Agreement, Purchaser agrees to indemnify, hold harmless and defend Seller from and against:

(a)     any Losses which accrue or which are based on Purchaser’s failure to comply with its Closing Surviving Obligations or events which occurred on or after the Closing Date, including, without limitation, any failure on the part of Purchaser to pay (or cause to be paid) the Renewal Term Schwab Commissions and any failure on the part of Purchaser (and Purchaser’s Affiliates) to perform as required under this Agreement and the Schwab Lease (except as the obligations of performance thereunder is retained by Seller as expressly provided in this Agreement); and

(b)     all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Seller in connection with any action, suit, proceeding, demand, assessment or judgment instituted by a third party against Seller or by the Seller against Purchaser or a third party incident to any of the matters indemnified against in this Section 19.2.

Section 19.3......Survival of Indemnity. The provisions of this Article XIX shall survive the Closing until the tenth (10th) anniversary of the Closing Date, unless a shorter statute of limitations shall apply.

ARTICLE XX........

8/9 TRANSFEREE DEBT MAINTENANCE COVENANT

Section 20.1......Maintenance Covenant. From the Closing through the second anniversary of the Closing (the “Net Worth Survival Period”), Seller shall cause 8/9 Transferee, and Purchaser shall cause Post-Transfer AFE, to maintain a Net Worth of not less than $10,000,000.00. Notwithstanding anything to the contrary provided herein, each of Seller and Purchaser shall have the right at any time during the Net Worth Survival Period to provide Escrow Agent with cash or a Letter of Credit in the amount of $10,000,000, in which case such party providing the cash or Letter of Credit shall have no further obligations under this Article XX; provided, that if either party has delivered a Letter of Credit, such party shall have no further obligations as aforesaid so long as such Letter of Credit remains in effect through the end of the Net Worth Survival Period or so long as the Escrow Agent draws on any such Letter of Credit and holds cash proceeds in-lieu of such Letter of Credit. Any cash or Letter of Credit delivered to Escrow Agent shall be held by Escrow Agent pursuant to an escrow agreement in form reasonably satisfactory to the parties. If any party provides cash or a Letter of Credit hereunder, such cash or Letter of Credit (less any amounts drawn down under the escrow agreement) shall be refunded to such party at the expiration of the Net Worth Survival Period. “Net Worth” means (a) in the case of Post-Transfer AFE, net worth computed in accordance with generally accepted accounting principles and (b) in the case of 8/9 Transferee, the value of the Excluded Real Property and any improvements now or hereafter built thereon less any debt secured thereby. “Letter of Credit” means an irrevocable, unconditional letter of credit, in form approved by the party receiving such letter of credit (which approval shall not be unreasonably withheld, conditioned or delayed), naming Escrow Agent as beneficiary, issued by a bank organized or licensed under the laws of the United States, or any state thereof, having (i) a net worth computed in accordance with generally accepted accounting principles in excess of $1,500,000,000 and (ii) a senior unsecured debt rating of “A” or better as rated by Standard and Poors or ‘A-2’ or better as rated by Moody’s, and providing for draws by sight draft in New York or New Jersey, having a term of not less than 60 days. Seller agrees to indemnify, defend and hold harmless Purchaser, Post-Transfer AFE and the other entities constituting Property Owner (as reconstituted upon Closing) from and against any and all Losses which any such Persons may incur on account of Seller’s failure to cause 8/9 Transferee to comply with Section 20.1. Purchaser agrees to indemnify, defend and hold harmless the Seller from and against any and all Losses which any such Persons may incur on account of Purchaser’s failure to cause Post-Transfer AFE to comply with Section 20.1.

Section 20.2......Guaranty of Maintenance. At the Closing, MCRLP shall execute a guaranty pursuant to which MCRLP agrees to guaranty Seller’s obligations under this Article XX. At the Closing, iStar shall execute a guaranty pursuant to which iStar agrees to guaranty Purchaser’s obligations under this Article XX.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement as of the Effective Date.

PURCHASER: iSTAR HARBORSIDE LLC By: iStar Harborside Member, LLC, member By: /s/ H. CABOT LODGE, III —————————————— Name: H. Cabot Lodge, III Title: Executive Vice President

SELLER:

M-C Harsimus Partners L.L.C.

      By: Mack-Cali Realty, L.P., sole member

     By: Mack-Cali Realty Corporation,
               general partner

     By: /s/ MITCHELL E. HERSH
     ——————————————
     Name: Mitchell E. Hersh
Title: Chief Executive Officer

COLUMBIA DEVELOPMENT COMPANY, L.L.C. By: Atlantis Charter Company, L.L.C., member By: /s/ FRANK GUARINI —————————————— Name: Frank Guarini Title: Member

and	By: Columbia Charter Group, L.L.C., member By: /s/ JOSEPH PANEPINTO —————————————— Name: Joseph Panepinto Title: Member

[Additional Signatures on Following Page]

        The undersigned is executing this Agreement for the sole and exclusive purpose of evidencing its agreement with the matters set forth in Sections 3.2 and 4.3 and Article XVI of this Agreement.

ESCROW AGENT: FIRST AMERICAN TITLE INSURANCE COMPANY By: /s/ ANTHONY RUGGERI —————————————— Name: Anthony Ruggeri Title: Vice President

        The undersigned is executing this Agreement for the sole and exclusive purpose of evidencing its agreement set forth in Section 5.5 of this Agreement.

iSTAR FINANCIAL INC. By: /s/ H. CABOT LODGE, III —————————————— Name: H. Cabot Lodge, III Title: Executive Vice President